UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Asbury Automotive Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asbury Automotive Group, Inc.

622 Third Avenue, 37th Floor

New York, NY 10017

March 20, 2008

Dear Stockholders,

On behalf of the Board of Directors and management of Asbury Automotive Group, Inc. (the “Company”), it is our pleasure to invite you to attend the Company’s 2008 Annual Meeting of Stockholders.

As you know, an important aspect of the annual meeting process is the vote by stockholders on corporate business. The matters to be voted on are described in the notice of meeting and the proxy statement which accompany this letter. I urge you to exercise your rights as a stockholder to vote and participate in the process. Whether or not you plan to attend the meeting, please read the enclosed proxy statement and complete, sign and date the enclosed proxy and return it as promptly as possible in the accompanying postage paid envelope. This will ensure that your shares are represented at the meeting.

Sincerely,

Charles R. Oglesby President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

ASBURY AUTOMOTIVE GROUP, INC.

622 THIRD AVENUE, 37TH FLOOR

NEW YORK, NEW YORK 10017

(212) 885-2500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON

MAY 7, 2008

To Our Stockholders:

The 2008 Annual Meeting of Stockholders of Asbury Automotive Group, Inc. (the “Company”) will be held at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, on May 7, 2008, at 9:00 a.m. Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

1. the election of four members of Class III of the Board of Directors to hold office until the 2011 Annual Meeting of Stockholders;

2. the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2008;

and any other matters that may properly come before the meeting or any adjournments. The Board of Directors is not aware of any other business scheduled for the meeting. Any action may be taken on the above proposals at the meeting on May 7, 2008, or on any date or dates to which the meeting may be adjourned.

Stockholders of record at the close of business on March 10, 2008 are the stockholders entitled to vote at the meeting and any adjournments. A complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders during normal business hours at the Company’s corporate headquarters located at 622 Third Avenue, 37th Floor, New York, New York 10017. This list will also be available for inspection during the 10 days before the meeting as well as at the meeting.

Your vote is important. Please sign and date the enclosed proxy, and return it promptly in the enclosed envelope to ensure your representation at the meeting. The proxy will not be used if you attend and vote at the meeting in person.

This proxy statement and the Company’s 2007 Annual Report are available at the Investor Relations section of the Company’s web site (www.asburyauto.com) and can be accessed directly at the following Internet address: www.asburyauto.com/proxy.

For further information about the meeting, including directions to The Grand Hyatt New York to attend the meeting and vote in person, please contact the Investor Relations Department at the Company’s headquarters. The telephone number is 212.885.2500 and the e-mail address is investor@asburyauto.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Lynne A. Burgess
Secretary

New York, New York

March 20, 2008

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

i

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ASBURY AUTOMOTIVE GROUP, INC.

622 THIRD AVENUE, 37TH FLOOR

NEW YORK, NEW YORK 10017

(212) 885-2500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2008

This proxy statement is furnished in connection with the solicitation of proxies by Asbury Automotive Group, Inc. (the “Company”, “we”, “us” or “our”) on behalf of the Board of Directors (the “Board”) for the annual meeting of stockholders, and all adjournments of the meeting. The accompanying Notice of Meeting, this proxy statement and proxy card are first being mailed to stockholders on or about March 20, 2008. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 is included with these materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote on:

PROPOSAL 1. the election of four members of Class III of the Board to hold office until the 2011 Annual Meeting of Stockholders; and

PROPOSAL 2. the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2008.

The stockholders will also transact any other business that may properly come before the meeting. Members of the Company’s management team and representatives from Deloitte & Touche LLP will be present at the meeting to make a statement if they so desire and to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the annual meeting was March 10, 2008. Only stockholders of record at the close of business on that date are entitled to notice and to vote at the annual meeting. Attendance at the meeting will be limited to stockholders of record, their proxies, beneficial owners having evidence of ownership on the record date and invited guests of the Company.

The Company’s sole outstanding capital stock is its common stock, par value $0.01 per share. Except as otherwise required by law, or as described in this proxy statement, each holder of the Company’s common stock is entitled to one vote per share on each matter submitted at the meeting. At the close of business on the record date there were 31,915,300 shares of the Company’s common stock outstanding, which number includes 259,130 shares of unvested restricted stock that have voting rights and are held by members of the Board and the Company’s employees, representing a total of 31,915,300 votes eligible to be cast at the meeting.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will be entitled to vote the shares FOR the election of directors (Proposal 1) and FOR the ratification of auditors (Proposal 2). Shares that a broker is not entitled to vote with respect to a proposal are sometimes called “broker non-votes.” The treatment of broker non-votes is described in the Q&A below under “How will broker non-votes be treated?”

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of voting stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes (i.e., shares that your broker is not permitted to vote) will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, your shares will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2. You may vote by telephone or on the Internet. If you hold your shares of record, you may give your voting instructions by telephone or on the Internet. Please follow the voting instructions on the proxy card. If your shares are held in “street name” by a broker or other nominee, you may also be able to give voting instructions by telephone or on the Internet. Please check the voting form provided by your broker or nominee to see if they offer such options.

3. You may vote in person at the meeting. If you hold your shares of record and attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the institution that holds your shares indicating that you were the beneficial owner of the Company’s voting stock on March 10, 2008, the record date for voting at the annual meeting. Please contact your broker or other institution directly if you would like to obtain a proxy to vote your shares directly at the meeting. Even if you plan to attend the meeting, please sign and return your proxy card to ensure that your shares are represented. If you do attend the meeting, any votes you cast at the meeting will supersede your proxy.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or

•	voting in person at the annual meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	“FOR” Proposal 1: the election of four members of Class III of the Board of Directors to hold office until the 2011 Annual Meeting of Stockholders; (see page 7); and

•	“FOR” Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2008 (see page 44).

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals set forth in this proxy statement.

Will any other business be conducted at the meeting?

The Board knows of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast on this proposal is required to elect the four nominees as directors. This means that the four nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to ratify the appointment of the Company’s independent auditors?

The ratification of the appointment of Deloitte & Touche LLP as independent auditors requires the affirmative vote of a majority of the voting power of the Company’s common stock present at the meeting in person or by proxy and entitled to vote as of the record date.

How will abstentions be treated?

If you abstain from voting on a proposal, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for Proposal 1. If you abstain from voting on Proposal 2, your abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

If your shares are held by a broker or other nominee in “street name,” your broker will generally be prohibited from voting your shares on any matter other than FOR the election of directors and FOR the ratification of the Company’s auditors, unless you inform your broker how your shares should be voted. If you do not provide instructions to your broker, your shares will be treated as “broker non-votes” with respect to any proposals raised at the meeting other than Proposals 1 and 2. Additionally, your broker may elect not to vote your shares FOR Proposals 1 and 2, in which case your shares would also be treated as “broker non-votes.” All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not entitled to vote on a proposal.

Who pays for the costs of soliciting proxies?

The Company will pay the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of voting stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies without additional compensation.

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the ownership of shares of the Company’s common stock by each director and named executive officer listed in the Summary Compensation Table and by all directors and executive officers of the Company as a group. In addition, the table sets forth information about all other persons known to the Company to be the beneficial owner of more than five percent of the Company’s common stock.

The following information is given as of March 10, 2008, the record date. In the case of percentage ownership, the information is based on 31,915,300 shares of the Company’s common stock outstanding, which number includes 259,130 shares of unvested restricted stock that have voting rights and are held by members of the Board and the Company’s employees, representing a total of 31,915,300 votes eligible to be cast at the meeting as of the record date. Shares issuable upon exercise of options within 60 days of the record date are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons believed to beneficially own such securities, but are not deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other persons. The number of shares beneficially owned by each director, named executive officer and principal stockholder is determined under rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the record date through the exercise of any stock option or other right. Inclusion in the table below of such shares, however, does not constitute an admission that the director, named executive officer or principal stockholder is a direct or indirect beneficial owner of such shares. Voting power in the table is computed with respect to a general election of directors. So far as is known to the Company, the persons listed below have sole voting and investment power with respect to the shares listed beside its, his or her name, except as noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%
Principal Stockholders
FMR Corp.(1)	4,321,069	13.4%
Dimensional Fund Advisors LP(2)	3,057,973	9.5%
LaGrange Capital Partners, L.P.(3)	1,633,544	5.1%
Barclays Global Investors, N.A.(4)	1,581,026	5.0%

Current Directors and Nominees
Janet M. Clarke(5)	15,018	*
Dennis E. Clements(6)	8,167	*
Thomas C. DeLoach, Jr.(7).	19,018	*
Michael J. Durham(8)	40,860	*
Juanita T. James(9)	5,858	*
Vernon E. Jordan, Jr.(10)	15,019	*
Eugene S. Katz(11)	7,518	*
Philip F. Maritz(12)	28,018	*
Charles R. Oglesby(13)	297,477	*
John M. Roth(14)	7,518	*
Jeffrey I. Wooley	0	*

Named Executive Officers Who Are Not Directors
J. Gordon Smith(15)	177,227	*
Lynne A. Burgess(16)	31,359	*
Philip R. Johnson(17)	73,993	*
Brett A. Hutchinson(18)	28,702	*
All directors and executive officers of Asbury as a group (15 persons)	755,752	2.3%

(*)	Denotes less than 1% of the Company’s common stock.

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008. Represents shares owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. (“FMR”), Pyramis Global Advisors, LLC, an indirect, wholly-owned subsidiary of FMR, Pyramis Global Advisors Trust Company, an indirect, wholly-owned subsidiary of FMR, Fidelity International Limited and Edward C. Johnson III, who is the Chairman of FMR Corp. The business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. The business address of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts 02109. The business address of Fidelity International Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(2)	Based on a Schedule 13G/A filed with the SEC on February 6, 2008. Represents shares owned by Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes advice to four investment companies registered under the Investment Company Act of 1940. Dimensional also serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to in this footnote as the “Dimensional Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the Company’s securities that are owned by the Dimensional Funds, and may be deemed the beneficial owner of such securities. The Dimensional Funds, however, own, and Dimensional disclaims any beneficial ownership of, such securities.

(3)

Based on a Schedule 13G filed with the SEC on January 8, 2008. Represents shares owned by LaGrange Capital Partners, L.P., a Delaware limited partnership, LaGrange Capital Partners Offshore Fund, Ltd., a Cayman Islands corporation, LaGrange Administration, L.L.C., a Delaware limited liability company, and Frank LaGrange Johnson, the sole member of LaGrange Capital Management L.L.C., which is the general partner of LaGrange Capital Partners, L.P. (“LaGrange”). Mr. Johnson is also the sole member of LaGrange Administration L.L.C., the investment manager of LaGrange Capital Partners Offshore Fund, Ltd. The business address of LaGrange is 570 Lexington Avenue, 27th Floor, New York, New York 10022. Includes 8,000 shares owned by Mr. Johnson that are being held in a personal trading account.

(4)

Based on a Schedule 13G filed with the SEC on February 5, 2008. Represents shares owned by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. The business address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, England, U.K. EC3N 4HH. The business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan. The address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402, Japan. The address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, suite 2500, P.O. Box 614, Toronto, Ontario, M5J 2S1. The address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia, NSW 1220. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unerfohring, Germany.

(5)	Includes (i) 5,000 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 8,320 shares of unvested restricted stock granted in connection with director compensation. Ms. Clarke has the right to vote, but no right to dispose of, these shares of restricted stock.

(6)	Includes 7,086 shares of unvested restricted stock granted in connection with director compensation. Mr. Clements has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(7)	Includes 6,653 shares of unvested restricted stock granted in connection with director compensation. Mr. DeLoach has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(8)	Includes (i) 10,000 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 15,268 shares of unvested restricted stock granted in connection with director compensation. Mr. Durham has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(9)	Represents 5,858 shares of unvested restricted stock granted in connection with director compensation. Ms. James has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(10)	Includes (i) 5,001 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 8,320 shares of unvested restricted stock granted in connection with director compensation. Mr. Jordan has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(11)	Includes 6,653 shares of unvested restricted stock granted in connection with director compensation. Mr. Katz has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(12)	Includes (i) 18,000 options granted in connection with director compensation exercisable within 60 days after the record date, and (ii) 8,320 shares of unvested restricted stock granted in connection with director compensation. Mr. Maritz has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(13)	Includes (i) 210,606 options exercisable within 60 days after the record date and (ii) 70,000 shares of unvested restricted stock, 6,666 shares of which will vest within 60 days after the record date. Mr. Oglesby has the right to vote, but no right to dispose of, the shares of unvested restricted stock.

(14)	Includes 6,653 shares of unvested restricted stock granted in connection with director compensation. Mr. Roth has the right to vote, but no right to dispose of, these shares of unvested restricted stock.

(15)	Includes (i) 135,800 options exercisable within 60 days after the record date, and (ii) 25,000 shares of unvested restricted stock, 3,333 shares of which will vest within 60 days after the record date. Mr. Smith has the right to vote, but no right to dispose of the shares of restricted stock.

(16)	Includes (i) 20,000 options that are exercisable within 60 days after the record date, and (ii) 7,500 shares of unvested restricted stock. Ms. Burgess has the right to vote, but no right to dispose of, these shares of restricted stock.

(17)	Includes (i) 50,138 options that are exercisable within 60 days after the record date, and (ii) 5,000 shares of unvested restricted stock. Mr. Johnson has the right to vote, but no right to dispose of, these shares of restricted stock.

(18)	Includes (i) 19,803 options that are exercisable within 60 days after the record date, and (ii) 7,500 shares of unvested restricted stock, 833 shares of which will vest within 60 days after the record date. Mr. Hutchinson has the right to vote, but no right to dispose of, the shares of restricted stock.

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

Except as disclosed in this proxy statement, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected.

Four directors are to be elected to hold office as Class III directors for terms of three years, or until their respective successors have been duly elected and qualified. If a proxy does not withhold authority for the election of any or all of the nominees for directors, the proxy holders will vote the shares represented by such proxy for the election of the four nominees. If a proxy withholds a vote from one or more nominees for directors, the proxy holders will follow the instructions.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. Management has no reason to believe that any of the nominees will not serve if elected. If a nominee is unable to stand for election, the Board will designate a substitute nominee. If a substitute nominee is designated, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Directors and Nominees for Election as Directors

Pursuant to the Company’s Restated Certificate of Incorporation and a resolution adopted by the Board, the size of the Board is twelve directors. The Board is classified into three classes, each with three-year terms. The term of each Class III director expires this year, the term of each Class I director expires in 2009 and the term of each Class II director expires in 2010.

The biographies below give information provided by the nominees about their principal occupation, business experience and other matters. For additional information regarding the directors and nominees, see “Securities Owned By Management and Certain Beneficial Owners,” “Governance Of The Company,” and “Related Person Transactions.”

Nominees for Election as Class III Directors

The nominees for election to Class III of the Board are Juanita T. James, Vernon E. Jordan, Jr., Eugene S. Katz and Charles R. Oglesby. If re-elected at the annual meeting, their terms will expire in 2011.

THE BOARD AND MANAGEMENT RECOMMEND YOU VOTE FOR EACH OF THESE NOMINEES.

JUANITA T. JAMES (55) has served as a member of the Board since October 2007. She has served as the Vice President and Chief Communications Officer for Pitney Bowes Inc. (“Pitney Bowes”) since October 2006, and also serves on its CEO Council and its Corporate Social Responsibility Committee. From October 2004 to October 2006, Ms. James was the Vice President, Direct Marketing Strategy and Business Development, and from August 2002 to October 2004, she was the Vice President, Project Leader of Human Resources Transformation at Pitney Bowes.

VERNON E. JORDAN, JR. (72) has served as a member of the Board since April 2002 and was a member of the Audit Committee from April 2002 to February 2003. He has served as a Managing Director of Lazard Frères & Co. since January 2000. Prior to joining Lazard, Mr. Jordan was a senior executive partner with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., where he remains Senior Counsel. Mr. Jordan serves as a member of the Board of Directors of American Express Company and Lazard, Ltd., and as a member of the board, and Chairman of the Corporate Governance Committee and a member of the Compensation Committee of Xerox Corporation. Mr. Jordan also serves on the International Advisory Board of Barrick Gold.

EUGENE S. KATZ (62) has served as a member of the Board and a member of the Audit Committee since January 2007. He is a former partner of PricewaterhouseCoopers (“PwC”). Mr. Katz began his career at PwC in 1969 and became a partner in July 1980. He retired from PwC in June 2006. During 2002 and through his retirement in June 2006, Mr. Katz served as the west region risk management leader of PwC. In addition, Mr. Katz was a member of the PwC Governing Board from 1992 to 1997, and 2001 until 2005.

CHARLES R. OGLESBY (61) has served as a member of the Board since September 2006. Mr. Oglesby has served as the Company’s President and Chief Executive Officer since May 2007. From September 2006 until May 2007, Mr. Oglesby served as the Company’s Senior Vice President and Chief Operating Officer, and from August 2004 until March 2007, he served as Chief Executive Officer of the Company’s South Region. Mr. Oglesby joined the Company as President and Chief Executive Officer of Asbury Automotive Arkansas in February 2002. From July 1998 to February 2000, Mr. Oglesby served as President and Chief Operating Officer of the First America Automotive Group in San Francisco.

Current Class I Directors

The Class I directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2009.

JANET M. CLARKE (55) has served as a member of the Board and a member of the Audit and Compensation Committees since April 2005. Ms. Clarke was appointed chair of the Compensation Committee in August 2006 and as a member of the Governance and Nominating Committee (also referred to in this proxy statement as the “Governance Committee”) in November 2006. Ms. Clarke is the founder of Clarke Littlefield LLC, and has served as its president since June 2003 and from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc. from September 2002 to June 2003. Ms. Clarke was the Chairman and Chief Executive Officer of the KnowledgeBase Marketing subsidiary of Young and Rubicam, Inc. from February 2000 through February 2001. Ms. Clarke served as Managing Director, Global Database Marketing at Citibank for Citigroup’s consumer business from May 1997 until February 2000. Ms. Clarke serves as a member of the board, a member of the Audit Committee and the chair of the Compensation Committee of ExpressJet Holdings, Inc.

DENNIS E. CLEMENTS (63) has served as a member of the Board since September 2006. Mr. Clements became a member of the Compensation Committee and the Governance Committee in October 2006, and a member of the Executive Committee in January 2007. He was appointed chair of the Governance Committee in May 2007. Mr. Clements is currently a consultant through his firm, Discretionary Effort L.L.C., which he founded in 2005. From June 2000 to June 2005, Mr. Clements was an officer of Toyota Motor Sales, USA, serving as Group Vice President and General Manager of Lexus USA. He was President of Toyota’s Central Atlantic division from June 1991 to June 2000, and held a number of other senior sales management positions at Toyota. Earlier in his career, Mr. Clements worked with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions.

MICHAEL J. DURHAM (57) has served as a member of the Board since February 2003 and became the Company’s Non-executive Chairman in January 2004. Mr. Durham has served on the Executive Committee since March 2004 and the Governance Committee since February 2005. In addition, Mr. Durham served as a member of the Audit Committee from February 2003 until July 2006, and as the Chair of the Governance Committee from April 2005 until May 2007. He is a consultant through his firm, Cognizant Associates, Inc., which he founded in August 2000. From July 1996 until October 1999, Mr. Durham served as President and Chief Executive Officer of Sabre, Inc. and as President from March 1995 to July 1996. Prior to joining Sabre, Inc., Mr. Durham spent sixteen years with AMR/American Airlines, serving as Senior Vice President and Treasurer of AMR and Senior Vice President of Finance and Chief Financial Officer of American Airlines. Mr. Durham serves as a director on the board, as a member of the Audit Committee and a member of the Compensation Committee of AGL Resources, Inc. He is the Non-executive Chairman of the board of Acxiom Corporation, a member of the board and a member of the Audit Committee of Hertz Global Holdings, and a member of the board, a member of the Finance Committee and a member and Chairman of the Audit Committee of NWA, Inc.

Current Class II Directors

The Class II directors are not standing for re-election at the upcoming annual meeting. Their terms expire in 2010.

THOMAS C. DeLOACH, JR. (60) has served as a member of the Board and a member of the Audit Committee since January 2007. He is a former executive of Mobil Corporation (“Mobil”) and served in various positions at Mobil from July 1969 until March 2000. From 1998 to 2000, Mr. DeLoach was the president of Global Midstream. From 1994 to 1998, Mr. DeLoach served as the Chief Financial Officer of Mobil. From May 2000 to July 2002, Mr. DeLoach participated in the management of a NASCAR racing team primarily owned by Roger Penske. In September 2002, he formed PIT Instruction & Training, LLC, where he is a principal and a managing partner. In addition, since June 2005, Mr. DeLoach has served as a principal and a managing partner of Red Horse Racing II, LLC, a NASCAR Craftsman Truck Series race team. Mr. DeLoach is a member of the Board of Trustees, the Compensation Committee and the chair of the Audit Committee of Liberty Property Trust, a self-managed real estate investment trust.

PHILIP MARITZ (47) has served as a member of the Board and a member of and Chair of the Audit Committee since April 2002. He is the co-founder of Maritz, Wolff & Co., which manages the Hotel Equity Fund, a private equity investment fund that owns luxury hotels and resorts. In 1990, he founded Maritz Properties, a commercial real estate development and investment firm where he serves as President. He is also the Managing Director of Broadreach Capital Partners, a private equity real estate investment fund.

JOHN M. ROTH (49) has served as a member of the Board and the Compensation Committee and as Chair of the Executive Committee since 1996. In February 2005, Mr. Roth became a member of the Governance Committee. Mr. Roth joined Freeman Spogli & Co., Inc. in 1988, and became a General Partner in 1993. Mr. Roth was a member of Kidder, Peabody & Company, Inc.’s mergers and acquisitions group from 1984 to 1988. He is also a member of the board of Hhgregg, Inc.

JEFFREY I. WOOLEY (63) has served as a member of the Board since March 2003, as President and Chief Executive Officer of Asbury Automotive Tampa LLC, a wholly owned subsidiary of the Company (“Asbury Tampa”) from September 1998 until February 2005 and as the Non-executive Chairman of Asbury Tampa since March 2005. Mr. Wooley has been in the automobile business for 41 years. He began his automotive career in 1965 and opened his first dealership in 1975. Prior to selling his dealerships to the Company in 1998, Mr. Wooley owned and operated nine franchises. He is a past President of the Pontiac National Dealer Council.

GOVERNANCE OF THE COMPANY

Independence of Directors

The Board has determined that the following nine of its eleven directors qualify as independent directors under the rules of the New York Stock Exchange (the “NYSE”): Ms. Clarke and Ms. James, and Messrs. Clements, DeLoach, Durham, Jordan, Katz, Maritz and Roth. The Board has adopted the categorical standards set forth below to assist it in making determinations of independence. These standards comply with the NYSE’s categorical standards for director independence.

Any director who satisfies all of the following criteria shall be presumed to be an “independent” director:

•

He or she has not been employed by, and none of his or her immediate family members* has been an executive officer of, the Company or its consolidated subsidiaries (together, the “Company”) at any time within the three years preceding the date of this determination;

*	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. Any such relationship arising by blood, marriage or adoption is included.

•

He or she has not received, and none of his or her immediate family members has received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time within the three years preceding the date of this determination;

•

He or she has not been affiliated with or employed by, and none of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company at any time within the three years preceding the date of this determination;

•

He or she has not, and none of his or her immediate family members has, at any time within three years from the date of this determination, been employed as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee; and

•

He or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer of a company (other than a charitable organization) that, during the current fiscal year or last three completed fiscal years, made payments to, or received payments from, the Company for property or services in an amount that, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board also reviews and affirmatively determines, based upon all relevant facts and circumstances, whether any director has a material relationship with the Company that would affect his or her independence, including any direct or indirect commercial, professional, charitable or familial relationships between the director or his or her immediate family members, on the one hand, and the Company or its executive officers, on the other hand.

A director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

•

Accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service; or

•	Is an affiliated person of the Company.

In addition to satisfying the above-described independence criteria, in order to qualify as independent for Compensation Committee purposes, the director must also be deemed (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Rule 16b-3 defines “non-employee director” as a director who:

•	is not currently an officer of, or is not otherwise currently employed by, the Company or a parent or subsidiary of the Company;

•

does not receive compensation from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed $120,000; and

•	does not possess an interest in any other transaction with the Company for which disclosure would be required under the “Related Person Transactions” section of this proxy statement on page 40.

Section 162(m) of the Code and its corresponding regulation, Regulation 1.162-27, defines “outside director” as a director who:

•	is not a current employee of the Company;

•	is not a former employee of the Company receiving compensation for prior service (other than benefits under a tax-qualified retirement plan);

•	has not been an officer of the Company; and

•	receives no remuneration from the Company in any capacity other than as director.

The Board has affirmatively determined, by applying the categorical standards set forth above, that no independent director has any material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

Nomination of Directors

The Governance Committee performs the nominating duties on behalf of the Board. The nominees for election at the annual meeting are all current directors and were originally recommended to the Board by various sources, including other directors, the Company’s dealers, stockholders and a third-party executive search firm. In addition to these sources, new director candidates are identified by management or additional third-party executive search firms that may assist in identifying and evaluating potential nominees. Candidates are evaluated in light of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders. In performing this evaluation, the Governance Committee considers the diversity, age, skills and experience of the candidate, and other factors it deems appropriate, given the needs of the Board and the Company, to maintain a balance of knowledge, experience and capabilities. Qualified director nominees should possess an appropriate balance of the following qualities: high moral character and personal integrity, a high level of leadership or managerial experience, experience and knowledge relative to matters affecting the Company, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of stockholders and growth of the Company, freedom from conflicts of interest, the ability to dedicate sufficient time, energy and attention to Board activities and the diligent performance of his or her duties, and reflect the diversity of the Company’s stockholders, employees, customers and communities.

The Board will consider director candidates recommended by the Company’s stockholders. In order to make such a nomination, the stockholder must (i) be a record holder of shares of common stock on the record date, (ii) be entitled to vote for the election of such director(s) and (iii) comply with the notice procedures set forth in the Company’s bylaws. If you would like a copy of the Company’s bylaws, please notify the Company at the address given on the first page of this proxy statement. The bylaws are also available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

Notice of a stockholder’s recommendation with regard to nominees for election to the Board must be delivered to, or mailed to and received by, the Secretary of the Company not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If the annual meeting of the stockholders for which the recommendation is submitted is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, such recommendation must be received by the Secretary of the Company not earlier than 120 days prior to the annual meeting and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

The stockholder’s notice shall be signed by the stockholder of record who intends to recommend a nominee, and shall set forth:

(i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (B) the number of shares of the Company which are owned of record and beneficially by such stockholder and such beneficial owner, (C) a representation that such stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice and (D) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such nomination.

Communications with the Board

We have established procedures for stockholders and interested parties to communicate on a confidential basis directly with the Board, with our non-management directors, or with a particular director by sending written communications to Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, NY 10017, Attn: Board of Directors. All letters must identify the author and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The General Counsel will make copies of all letters and circulate them to the directors addressed. If the author wishes the communication to be confidential, it must be clearly indicated on the envelope, and the General Counsel will then forward the communication, unopened, to the Chairman of the Board.

Committees of the Board

The Board has as standing committees an Audit Committee, a Compensation Committee, an Executive Committee and the Governance Committee. In 2006, the Board formed a Special Committee, which is not currently functioning.

Audit Committee

The members of the Audit Committee during 2007 were Messrs. Maritz (Chair), DeLoach, Katz and Ms. Clarke.

The Committee held 11 meetings in 2007. In accordance with the NYSE’s rules, all members of the Audit Committee meet the independence requirements for Audit Committee members and are financially literate. Messrs. DeLoach and Katz are the Audit Committee financial experts. The charter of the Audit Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee retains the auditing firm engaged each year as the Company’s principal independent auditors, subject to shareholder ratification. With management and the independent auditors, the Committee reviews the financial statements, oversees the financial reporting process and assesses the adequacy of basic accounting services rendered to the Company. The Audit Committee’s review of financial statements is more fully described below under the caption “Report of the Audit Committee,” and its responsibilities are outlined in the Audit Committee Charter.

Compensation Committee

The members of the Compensation Committee during 2007 were Ms. Clarke (Chair) and Messrs. Clements and Roth. The Compensation Committee held nine meetings in 2007. Each member of the Compensation Committee is an independent director and meets the additional criteria to qualify for independence for Compensation Committee purposes. The charter of the Compensation Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

This Committee establishes and reviews the general compensation philosophy for the Company with the input of management, recommends to the Board the compensation to be paid the President and Chief Executive Officer, reviews the recommendations of the Chief Executive Officer as to the appropriate compensation of the Company’s corporate officers, has general supervisory power over, and has the power to grant awards under, the Company’s 2002 Equity Incentive Plan, oversees other benefit plans and recommends to the Board the compensation to be paid to the directors. See “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement for a discussion of the Company’s compensation philosophy and how the Compensation Committee determines the compensation of the named executive officers.

Executive Committee

From January 2007 until May 2007, the members of the Executive Committee were Messrs. Roth (Chair), Clements, Durham and Gilman. With Mr. Gilman’s resignation from the Board and as President and Chief Executive Officer of the Company on May 4, 2007, Mr. Oglesby was appointed to the Executive Committee on May 22, 2007. As a result, the members of the Executive Committee during the remainder of 2007 were Messrs. Roth (Chair), Clements, Durham and Oglesby. The Committee held two meetings in 2007.

The Executive Committee has exercised and may exercise all the authority of the Board when the Board is not in session, except that it does not have the authority to (a) approve or propose to stockholders actions required by the Delaware General Corporation Law to be approved by stockholders; (b) adopt, amend or repeal by-laws; (c) authorize distributions; (d) fill vacancies on the Board or any of its committees; (e) approve a plan of merger, consolidation or reorganization not requiring stockholder approval; (f) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the Board; or (g) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences and limitations of a class or series of shares.

Governance and Nominating Committee

At the beginning of 2007, the members of the Governance Committee were Messrs. Durham (Chair) and Clements, and Ms. Clarke, all of whom are independent directors. Although the members of the Governance Committee remained the same during 2007, in May 2007, Mr. Durham resigned as chair of the Governance Committee and Mr. Clements was appointed the chair at that time. As a result, the composition of the Governance Committee for the remainder of 2007 was as follows: Messrs. Clements (Chair) and Durham, and Ms. Clarke. During 2007, the Governance Committee held eight formal meetings. The charter of the Governance Committee is available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The Governance Committee assumes the nominating and corporate governance duties on behalf of the Board. The Committee assists the Board by identifying qualified individuals to become directors and recommending the composition of the Board and its committees. It is also responsible for monitoring the process to assess the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines.

Directors’ Fees; Attendance

Directors who are employees of the Company do not receive a retainer or fees for service on the Board or its committees. All other directors (the “non-management directors”) receive the annual retainer and meeting fees described below, as well as annual equity grants of $70,000 in value of shares of restricted stock of the Company and the use of a motor vehicle.

During 2007, each non-management director, with the exception Mr. Durham, received an annual retainer of $35,000. As the Non-Executive Chairman of the Board, Mr. Durham received an annual retainer of $225,000. The Audit Committee chair was paid an additional annual retainer of $20,000, and the Compensation Committee, Executive Committee and Governance Committee chairs were each paid additional annual retainers of $10,000. In addition, the non-management directors received $2,000 for their attendance in person at meetings of the Board, the Audit Committee, Compensation Committee, Executive Committee and the Governance Committee. Fees for telephonic meetings were $1,000, except for Audit Committee telephonic meeting fees, which were $1,500. The Board and committee retainers are paid to the directors quarterly in advance; all other meeting fees are paid to the directors in arrears.

The following table shows compensation earned by the non-management directors for the 2007 fiscal year.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)		Option Awards(5)	All Other Compensation(6)		Total
Michael J. Durham	$262,000	$199,496		$11,976	$94,494		$567,966
Janet M. Clarke	$103,000	$39,846		$9,350	$22,060		$174,256
Dennis E. Clements	$84,000	$29,174	(4)	$0	$17,521		$130,695
Thomas C. DeLoach, Jr.	$69,000	$23,338		$0	$34,882		$127,220
Juanita T. James	$12,750	$0		$0	$0		$12,750
Vernon E. Jordan, Jr.	$45,500	$39,846		$11,976	$58,288		$155,610
Eugene S. Katz	$69,000	$23,338		$0	$25,835		$118,173
Philip F. Maritz	$88,500	$39,846		$11,976	$33,457		$173,779
John Roth	$55,250	$23,338		$0	$1,687		$80,275
Ian K. Snow	$8,750	$0		$0	$5,662	(7)	$14,412

(1)	The directors referenced in this table were the Company’s non-management directors who received compensation from the Company in 2007. The figure in this column for Ms. James reflects compensation for her activities on the Board from October 23, 2007, the date of her election to the Board.

(2)	This column reports the amount of cash compensation earned in 2007 for Board and committee service. The figure in this column for Mr. Snow reflects the portion of the annual retainer paid to Mr. Snow for the first quarter of 2007. Mr. Snow resigned as a member of the Board on January 17, 2007.

(3)	The figures in this column represent the dollar amount of compensation costs recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, for shares of restricted stock granted to each non-management director.

With the exception of Ms. James and Mr. Snow, the aggregate grant date fair value of the 2,595 shares of restricted stock granted to the other non-management directors on February 22, 2007, was $70,013. The aggregate grant date fair value of these shares of outstanding restricted stock is calculated in accordance with FAS 123R using the closing market price of the Company’s common stock on the date of grant, which price was $26.98 per share.

On January 31, 2008, Ms. James received a grant of 935 shares of restricted stock as compensation earned in 2007 for her services on the Board beginning October 23, 2007. The aggregate grant date fair value of such restricted stock was $13,296 and was calculated in accordance with FAS 123R using the closing market price of the Company’s common stock on the date of grant, which price was $14.22 per share.

As of December 31, 2007, each non-management director held the number of shares of restricted stock set forth beside his or her name: Michael J. Durham: 11,210; Janet M. Clarke: 4,262; Dennis E. Clements: 3,244; Thomas C. DeLoach, Jr.: 2,595; Juanita T. James: 0; Vernon E. Jordan, Jr.: 4,262; Eugene S. Katz: 2,595; Philip F. Maritz: 4,262; and John M. Roth: 2,595.

(4)	Mr. Clements received an additional 649 shares of restricted stock on February 22, 2007, representing the pro-rated grant of restricted stock for his service on the Board for the last three months of 2006. The aggregate grant date fair value of these 649 shares of restricted stock was $17,510 and was calculated in accordance with FAS 123R using the closing market price of the Company’s common stock on the date of grant, which price was $26.98 per share.

(5)	Represents the dollar amount of compensation costs recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R. The Company did not grant any options in 2007, and thus the figures in this column represent option awards granted in fiscal years prior to 2007.

As of December 31, 2007, the following non-management directors had the number of outstanding options set forth beside his or her name: Michael Durham: 10,000; Janet M. Clarke: 5,000; Vernon E. Jordan, Jr.: 5,001; and Philip F. Maritz: 18,000.

The aggregate grant date fair value of the outstanding options for these directors is as follows: Michael Durham: $59,567; Janet M. Clarke: $28,050; Vernon E. Jordan, Jr.: $29,212; and Philip F. Maritz: $115,641. The aggregate grant date fair value of these options was calculated in accordance with 123R using the Black Scholes option valuation model.

(6)	The figures in this column represent the incremental cost to the Company for the respective use of the vehicle received by the non-management directors, except Mr. Roth who does not have the use of a vehicle from the Company. The Company calculates incremental costs of personal use vehicles as all direct costs (e.g., the cost of shipping the vehicle to the director and taxes). In addition, the Company includes the difference between the Company’s cost for the vehicle and the ultimate sale price or the anticipated sale price, pro rated for the amount of time the director had possession of the vehicle during the fiscal year, plus an estimate of lost interest income calculated as the Company’s initial cash outlay for the vehicle multiplied by the Company’s weighted average interest rate on invested cash. The Company does not estimate lost margin on an ultimate sale of the vehicle.

The figures in this column also represent (i) two quarterly dividend payments of $0.20 per share and (ii) two quarterly dividend payments of $0.225 per share for the 2007 fiscal year. As of December 31, 2007, the following non-management directors received the dollar amount of dividend payments set forth beside his or her name: Michael J. Durham: $10,406; Janet M. Clarke: $2,937; Dennis E. Clements: $2,109; Thomas C. DeLoach, Jr.: $1,687; Juanita T. James: $ 0; Vernon E. Jordan, Jr.: $2,937; Eugene S. Katz: $1,687; Philip F. Maritz: $2,937; and John M. Roth: $1,687.

(7)	Represents the incremental cost to the Company of the use of a vehicle from the Company.

During 2007, there were ten meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees on which he or she served. In accordance with the NYSE’s rules, the non-management directors held eight executive sessions during 2007. Mr. Durham presides over such executive sessions.

The Company does not have a policy with regard to the attendance of the members of its Board at annual meetings. At the time of the Company’s 2007 Annual Meeting of Stockholders, the Board was composed of eleven members. All of the then-current members of the Board attended such meeting in person.

Code of Business Conduct and Ethics

In accordance with the NYSE’s rules and the rules and regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all directors, officers and employees. These documents are available on the Company’s web site at www.asburyauto.com under “Investor Relations” at “Corporate Governance.”

The Company will provide you with copies of the above-mentioned documents as well as our Audit Committee, Compensation Committee, Executive Committee and Governance Committee charters, free of charge, if you call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017.

CORPORATE OFFICERS

Listed below is information regarding the Company’s corporate officers as of March 20, 2007. Corporate officers are elected by and serve at the discretion of the Board.

Name	Age	Position
Charles R. Oglesby*	61	President and Chief Executive Officer
J. Gordon Smith*	53	Senior Vice President and Chief Financial Officer
Lynne A. Burgess*	58	Vice President, General Counsel and Secretary
Philip R. Johnson*	59	Vice President of Human Resources
Brett A. Hutchinson*	36	Vice President and Controller
Ronald J. Avallone	49	Vice President of Internal Audit and SOX Compliance
Kenneth E. Jackson	49	Vice President of Regional Human Resources
Hunter C. Johnson	46	Vice President and Treasurer
George C. Karolis	33	Vice President of Corporate Development
Allen T. Levenson	45	Vice President of Sales and Marketing
Matthew J. Mees	50	Vice President of Manufacturer Relations
Charles A. Robinson, IV	56	Vice President of Finance and Insurance
John M. Rooks	62	Vice President of Risk Management
John C. Stamm	51	Vice President of Operations
Keith R. Style	34	Vice President of Finance and Investor Relations

*	Denotes named executive officer

Set forth below is a brief description of the business experience of the Company’s corporate officers for at least the past five years.

CHARLES R. OGLESBY Please see Mr. Oglesby’s biographical information under “ELECTION OF DIRECTORS” above.

J. GORDON SMITH has served as the Senior Vice President and Chief Financial Officer since September 2003. He joined the Company following over 26 years with General Electric Company (“GE”). During his last twelve years at GE, he served as Chief Financial Officer for three of GE’s commercial finance businesses: Corporate Financial Services, Commercial Equipment Finance and Capital Markets.

LYNNE A. BURGESS has served as the Vice President and General Counsel since September 2002, and as Secretary since February 2005. From July 2001 to September 2002, Ms. Burgess served as General Counsel and Secretary to the Governance Committee of Oliver, Wyman & Company, LLC, a strategy-consulting firm to the financial services industry. Prior to joining Oliver, Wyman & Company, Ms. Burgess was Senior Vice President and General Counsel of Entex Information Services, Inc., a national personal computer systems integrator, from May 1994 until June 2000.

PHILIP R. JOHNSON has served as the Vice President of Human Resources since June 2000. Mr. Johnson has over 30 years of experience in human resources, holding top human resources positions in large national and regional retail companies. He operated his own human resources consulting practice from 1998 to 2000. From 1994 to 1998 he served as Senior Vice President of Human Resources at Entex Information Services, Inc., a national personal computer systems integrator.

BRETT A. HUTCHINSON has served as the Vice President and Controller since February 2004. Mr. Hutchinson held various positions in the finance department since joining the Company in April 1999, including serving as Corporate Controller from September 2002 until February 2004. Prior to joining the Company, Mr. Hutchinson worked for five years at Arthur Andersen in New York City and Columbus, Ohio and is a certified public accountant.

RONALD J. AVALLONE has served as Vice President of Internal Audit and SOX Compliance responsible for Internal Auditing and Sarbanes-Oxley reporting since August 2006 and was the Director of Internal Audit and SOX Compliance from August 2003 to August 2006. Prior to joining the Company in 2003, Mr. Avallone worked for 23 years for Chevron Texaco primarily in the corporate accounting and financial reporting office.

KENNETH E. JACKSON has served as the Vice President of Regional Human Resources since April 2005 and as the Director of Human Resources since June 2001. Prior to joining the Company, Mr. Jackson held Human Resources management positions with NIKE, Inc. and Robinson-May Stores, a division of May Department Stores.

HUNTER C. JOHNSON has served as the Vice President and Treasurer since April 2005, and as the Company’s Treasurer since May 2003. Mr. Johnson joined the Company following fourteen years with DaimlerChrysler where he worked in a variety of positions, primarily within the finance staff at Chrysler and Chrysler Financial Corporation and in the Office of the Chairman of DaimlerChrysler Services in Berlin.

GEORGE C. KAROLIS has served as the Vice President of Corporate Development since February 2004. In March 2007, he assumed responsibility for the Company’s real estate activities and currently serves as the Vice President of Corporate Development and Real Estate. Since joining the Company in April 2000, Mr. Karolis has held a number of positions in the finance department, including Director of Financial Operations and Director of Corporate Development. Prior to joining the Company, Mr. Karolis worked for four years at Arthur Andersen in its transaction advisory services group in New York City.

ALLEN T. LEVENSON has served as the Vice President of Sales and Marketing since March 2001. Prior to joining the Company, Mr. Levenson had over 20 years of experience in senior roles with leading retailers and management consulting firms including McKinsey & Company and Bain & Company. From July 1999 to February 2001, Mr. Levenson co-founded and served as President and Chief Executive Officer of Gazelle.com, a business-to-consumer e-commerce company.

MATTHEW J. MEES has served as the Vice President of Manufacturer Relations since August 2006, and was the Director of Manufacturer Relations from June 2002 to August 2006. Mr. Mees joined the Company following a seventeen-year career with DaimlerChrysler, where he worked in its field organization holding various management and executive positions with responsibilities in Sales, Service, Parts and Marketing.

CHARLES A. ROBINSON, IV has served as the Vice President of Finance and Insurance since August 2004. Mr. Robinson joined the Company following 24 years of service with AON Corp. (“AON”). During Mr. Robinson’s last two years at AON, he served as the President and Chief Executive Officer of Resource Dealer Group, a division of AON that distributes insurance products to the automotive retail industry. Prior to joining AON, Mr. Robinson spent eight years in the automotive retail industry where he served as the General Manager and a Sales Manager of two Ford dealerships in Milton and Braintree, Massachusetts.

JOHN M. ROOKS has served as the Vice President of Risk Management since April 2005 and as the Director of Risk Management since January 1999. Prior to joining Asbury, Mr. Rooks was Vice President of Risk Management and Human Resources for Coggin Automotive Group. Prior to joining the Company, Mr. Rooks served 29 years in the insurance industry in various capacities including as a broker and as a risk manager for Lynch Management Company, a large automotive dealer, and with Traveler’s Insurance Company as underwriting and marketing manager.

JOHN C. STAMM has served as the Vice President of Operations since November 2005. Mr. Stamm joined the Company in June 2000 and has previously served as Vice President of Dealer Development, Vice President of Fixed Operations and Director of Fixed Operations. Mr. Stamm served as the Director of Fixed Operations for Coughlin Automotive in Newark, Ohio from September 1999 to June 2000. From October 1996 to

June 1999, he served as the Vice President and General Manager of McCuen Management Corporation in Westerville, Ohio. Prior to October 1996, Mr. Stamm was employed for fourteen years at Automanage Inc., a large automotive retailer, where he held various corporate and dealership executive positions, including General Manager of five of Automanage’s dealerships.

KEITH R. STYLE has served as the Vice President of Finance since August 2006. In June 2007, he assumed responsibility for the Company’s investor relations activities and currently serves as Vice President of Finance and Investor Relations. Since joining the Company in 2003, Mr. Style has served in various positions, including the Vice President of Financial Planning & Analysis, Director of Budgeting & Forecasting and Assistant Controller. Prior to joining the Company, Mr. Style worked at Sirius Satellite Radio, Inc., a leading satellite radio entertainment provider, where he served in the planning and controllership functions for more than five years. Mr. Style began his career with Arthur Andersen LLP and is a certified public accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of such securities with the SEC.

Based solely upon a review of the copies of the filings furnished to the Company or prepared by the Company on behalf of such Section 16 filers, or written representations that no Forms 5 were required, we believe that these filers have complied with all Section 16(a) filing requirements during 2007.

COMPENSATION DISCUSSION AND ANALYSIS

As of the date of this proxy statement, we have been a public company for just over six years and have been in operation for approximately eleven years. From a mere conception eleven years ago, we have grown to become one of the largest automotive retailers in the U.S. Our compensation philosophy reflects the evolving needs of a young, growing organization.

The Compensation Committee (also referred to in this Compensation Discussion and Analysis section of the proxy statement (the “CD&A”) as the “Committee”) is charged with various duties concerning the compensation of our corporate officers and directors, including the determination of our compensation philosophy. Its primary functions as a committee are to (i) determine and recommend to the Board the compensation of the Chief Executive Officer (also referred to as the “CEO”), (ii) approve the compensation of the other named executive officers, and (iii) establish and periodically review, with the help of our named executive officers, a general compensation philosophy for the Company. For a more detailed discussion of the Compensation Committee’s function and composition, see “Governance of the Company—Committees of the Board—Compensation Committee” on page 13 of this proxy statement, and the charter of the Compensation Committee, which is available on our web site at www. asburyauto.com under “Investor Relations” at “Corporate Governance.”

We recognize that fostering an entrepreneurial spirit among our executives is essential to our success, especially as it pertains to the success of our dealerships. Accordingly, our compensation programs are designed to encourage our executive officers to operate like owners who not only have an equity stake in the business, but also have a personal commitment to the business’ development and longevity. We encourage our executive officers to manage the business in a way that preserves local decision-making, especially concerning those decisions that directly affect our customers, while leveraging infrastructure activities for maximum efficiency and effectiveness.

Using our compensation programs, we endeavor to create an environment that encourages and rewards:

•	the attainment of our annual and long-term financial goals;

•	alignment with our shareholders’ interests;

•	the development of each of our revenue sources: new cars, used cars, finance and insurance, and parts and service;

•	the application of corporate and regional resources to support the growth and profitability of our dealerships; and

•	the retention of our executive officers.

In November 2006, the Committee retained Frederic W. Cook & Co. (“Frederic Cook”) to assist the Committee in executing its responsibilities in 2007. The Committee asked Frederic Cook to complete several projects. These projects included:

•	the development of a peer group to be used by the Committee to help it understand competitive compensation and compensation practices for named executives and directors;

•	in January 2007, the Committee adopted a 15 company peer group, the members of which are detailed in the “Elements of Compensation” section below.

•	the development of a written compensation philosophy, which was adopted on July 24, 2007;

•	this philosophy creates general guidelines for the approach the Committee will use in making its decisions related to the compensation of the named executive officers.

•

a competitive analysis of total executive compensation (including that of the named executive officers) using the proxy disclosures of the peer group adopted by the Committee as well as general industry compensation surveys, including an evaluation of our annual and long term incentive plans.

•

this study was presented to the Committee at its meeting on February 21, 2007 and served as the Committee’s guide for decisions concerning base salary increases and restricted stock grants for certain of the named executive officers in May 2007.

•	this project also helped the Committee understand how our incentive plan designs compared to the general practices of similar companies.

•

the Committee decided not to adopt a formal total compensation policy with pre-established levels of compensation in comparison to its peers, or a specific formula for allocating compensation between each element.

Elements of Compensation

With respect to compensation paid to the named executive officers in 2007, each such officer received compensation composed of the following four elements: (i) base salary; (ii) benefits and perquisites; (iii) an annual cash bonus; and (iv) an equity grant under the Company’s long-term equity incentive plan.

The base salary of each named executive officer was established at the point of his or her hire or promotion, taking into account the executive’s experience, skills, level in the organization and scope of responsibilities. Increases in base salary for the named executive officers (other than for the CEO), are recommended to the Committee by the CEO. For a further discussion of the 2007 salary increases for the named executive officers, please see the discussion under “Base Salaries” below.

The named executive officers are eligible to participate in benefit plans that are of the same design and cost for other employees in our corporate office. Furthermore, each named executive officer receives an auto allowance. In addition, Kenneth B. Gilman, our former Chief Executive Officer, and Charles R. Oglesby, our current Chief Executive Officer, were granted additional perquisites. For a further discussion of the benefits and perquisites provided to our named executive officers, see the discussion under “Benefits and Perquisites” on page 23, and in the footnotes to the Summary Compensation Table on pages 30 and 31, below. We do not provide a defined benefit or a supplemental retirement plan for the named executive officers or other employees, and our Wealth Accumulation Plan, which is a deferred compensation plan, does not include a company-funded match for the named executive officers.

The 2007 annual cash bonus paid to the named executive officers was based entirely on a pre-established net income before taxes (“NIBT”) metric, as the Committee believes this is the best measure of the Company’s performance. Prior to 2007, for named executive officers (excluding the CEO whose bonus is based 100% upon NIBT), the annual bonus plan included a subjective bonus element for personal performance. This personal performance element was 25% of the targeted annual bonus. For 2007, the Committee decided that since the CEO and our corporate executives are ultimately responsible for the overall financial performance of the Company, the annual bonus for all named executive officers and other corporate executives should be determined in the same manner as that of the CEO. For further discussion of the 2007 annual cash bonus plan please see the discussion under “Annual Cash Bonus Plan” below.

The 2007 equity grants in the form of performance units were issued to the named executive officers pursuant to the Company’s 2002 Equity Incentive Plan, which is referred to as our long-term equity incentive plan in this CD&A. The performance unit grant contained performance goals relating to income from continuing operations and the performance of each of our four revenue sources: (i) new vehicle revenue growth vs. peers; (ii) used vehicle revenue growth vs. peers; (iii) finance and insurance revenue growth; and (iv) fixed operations (parts ands service) gross profit. The Committee believes that performance units provide an incentive for management to build long-term value in our stock for our stockholders and to align executives’ and stockholders’ interests. For further discussion of the grants issued to the named executive officers under the long-term equity incentive plan in 2007, please see the discussion under “Equity-Based Compensation” below.

The Committee adopted a peer group as one point of reference to evaluate executive compensation. The peer group used by the Committee consists of the following 15 companies (the “Peer Group”):

•	five similarly-sized public automotive retailers: Carmax Inc., Group One Automotive, Inc., Lithia Motors Inc., Penske Automotive Group, Inc. and Sonic Automotive Inc.;

•	five specialty automotive retailers that are of similar size: Advanced Auto Parts Inc., AutoZone, CSK Auto, Inc., O’Reilly Automotive, Inc. and Pep Boys; and

•	five specialty retailers that are of similar size: Barnes and Noble, BJ’s Wholesale Club, Borders Booksellers, Dick’s Sporting Goods, and Office Max.

The Committee has not adopted a pre-established target for total compensation or for each element of compensation. Instead, the Committee considers the competitive median levels using the proxy statement disclosures of the Peer Group as an important point of reference. In cases in which proxy statement data from the Peer Group does not provide appropriate matches to the positions held by the Company’s named executive officers, the Committee considers the competitive median of general compensation survey data provided by Frederic Cook as a point of reference. When setting targeted compensation levels, the Committee uses its judgment in considering competitive data and an executive’s performance, potential for promotion and level of experience. By using performance-based equity plans and bonus plans, the Committee expects that when our performance exceeds targeted performance levels, total compensation for the named executive officers may be above competitive median levels.

Management Changes in 2007

On February 15, 2007, Mr. Gilman, the Company’s Chief Executive Officer since December 2001, announced his retirement from the Company, effective May 4, 2007. The Board named Charles R. Oglesby, who was the Company’s Senior Vice President and Chief Operating Officer, to replace him. In setting the targeted compensation for Mr. Oglesby, the Committee evaluated the Peer Group and general survey data provided by Frederic Cook to establish each element of compensation for Mr. Oglesby.

Base Salaries

The Company believes that variable pay is an important motivator for its executive officers. Payments under the annual cash bonus plan and the long-term equity incentive plan are dependent upon the Company’s performance. Accordingly, the base salary provides a guaranteed income to each executive. In 2007, base salary decisions for the named executive officers were made in the second quarter Committee meeting, while annual cash bonus and equity grant decisions were made in the first quarter. Beginning in 2008, base salary changes for named executive officers will be made at the same time as equity and annual bonus decisions, at the first quarter Committee meeting. The Committee believes this timing will improve the total cash and equity compensation review process.

The Company’s philosophy related to base salaries is as follows:

•	to provide base pay related to the individual’s level of responsibility, talent, and experience;

•	to provide financial stability;

•	to provide salaries that are market competitive; and

•	to promote retention of high performers and high potential executives.

The base salary of each named executive officer was established at the point of his or her hire or promotion. In setting base salary, the Committee takes into account the executive’s experience, skills, level in the organization and scope of responsibilities. In 2007, Mr. Oglesby received two base salary increases. On January 1, 2007, he was granted a $75,000 increase in connection with his promotion to Chief Operating Officer of the Company. On May 4, 2007, at the time of his promotion to President and Chief Executive Officer of the Company, his base salary was increased by $125,000, to $825,000.

As our CEO, in May 2007, Mr. Oglesby recommended to the Committee adjustments to base salaries for the other named executive officers. The 2007 base salary increases for the named executive officers reflect both merit pay changes as well as adjustments to the base salaries based upon the Committee’s judgment in light of the competitive market salary information provided by Frederic Cook. The 2007 base salary increase for Mr. Smith was part of a restructuring of his base and bonus compensation which is further described in the footnote to the Base Salary table in this section and the Annual Cash Bonus Plan section of this CD&A. The 2007 base salary increases for Ms. Burgess and Mr. Johnson, as detailed in the chart and footnotes, were larger than the Company’s 2007 3.9% merit budget for the corporate office. The Committee believed these increases were warranted due to competitive market data and in light of the smaller increases given to them in 2006, which amounted to a 1.5% increase to their then respective base salaries. In 2007, Mr. Hutchinson received a 10% increase in his base salary which increase included a merit increase as well as a market adjustment.

The base salaries for the named executive officers as of December 31, 2007, are as follows:

Named Executive Officer	Title	May 2007 Salary Increase		Base Salary
Charles R. Oglesby	President & CEO	$125,000	(1)	$825,000
Kenneth B. Gilman	Former President & CEO	$0	(2)	$776,250
J. Gordon Smith	SVP & CFO	$100,000	(3)	$650,000
Lynne A. Burgess	VP, General Counsel & Secretary	$30,000		$365,000	(4)
Philip R. Johnson	VP Human Resources	$15,000		$350,000	(5)
Brett A. Hutchinson	VP Controller	$25,000		$275,000	(6)

(1)	Mr. Oglesby received a base salary increase of $75,000, effective January 1, 2007, in connection with his promotion from Regional CEO of the Company’s South Region to Senior Vice President and Chief Operating Officer of the Company. He received an additional base salary increase of $125,000, effective May 4, 2007, in connection with his promotion from Senior Vice President and Chief Operating Officer of the Company, to his current position as President and CEO.

(2)	Mr. Gilman was the Company’s CEO during 2007 until his retirement on May 4, 2007.

(3)	Mr. Smith’s increase in base salary was part of a restructuring of his cash compensation which included a reduction in his target bonus percentage from 70% to 60% of his base salary. In 2007, Mr. Smith’s total targeted base salary plus bonus increased 11.2% from $935,000 to $1,040,000.

(4)	Ms. Burgess received an increase in base salary of 9%.

(5)	Mr. Johnson received an increase in base salary of 4.5%.

(6)	Mr. Hutchinson received an increase in base salary of 10%.

Benefits and Perquisites

Our philosophy related to the benefits and perquisites offered to the named executive officers is as follows:

•	to allow executives to address their basic security needs;

•	to be competitive in the markets where we compete for executive talent;

•	to avoid materially different approaches to benefits offered among our executive and non-executive employees;

•	to be cost effective through shared expense with executives; and

•	to provide perquisites where they are job-related and market-driven.

The benefits offered to the named executive officers include medical, dental, life and disability insurance, as well as participation in our 401(k) plan which plan includes a company match component. The participation of the named executive officers in each of these plans is offered under the same terms and at the same cost as other employees who are employed in our corporate office.

In the automotive retailing industry, senior executives typically have the use of one or more demonstrator automobiles from a company’s inventory of new vehicles. Executives use these vehicles for business and personal travel. Since our corporate office is not located near any of our dealerships, providing demonstrator automobiles to the named executive officers is impractical. To provide a similar benefit, we provide the named executive officers with a cash car allowance. Mr. Oglesby receives $2,000 per month, Mr. Gilman received $1,500 per month, and the other named executive officers receive $800 per month as a car allowance. In addition, Mr. Gilman received certain perquisites in the form of tax gross-ups and expense reimbursements, and we paid for, among other things, a New York City apartment for Mr. Oglesby’s use, his living expenses in New York and his commuting expenses between New York City and Atlanta, Georgia, where he lives and has an additional office. These additional perquisites for Messrs. Gilman and Oglesby are detailed in the Summary Compensation Table on page 30 of this proxy statement.

Annual Cash Bonus Plan

The Committee believes that a significant portion of each executive’s total compensation should be “at risk.” There were no minimum or guaranteed payments in our annual cash bonus program in 2007. The Committee also believes that management is motivated by the opportunity to earn incremental compensation and that it will, through effective management, innovative thinking, and the implementation of cost saving measures, strive to enable the Company to exceed specified targets. As such, our annual cash bonus program is not limited by a maximum payout.

The annual bonus plan was designed around the following goals in 2007:

•	to reinforce the optimization of annual operating results;

•	to align management with our stockholders;

•	to provide market competitive cash compensation when our targeted performance objectives are met;

•	to pay incremental incentive when operating results exceed budget; and

•	to encourage internal alignment and teamwork.

The annual cash bonus plan is based upon our NIBT for the fiscal year. We use this metric because we believe that NIBT is the best overall measure of our annual performance. During the first quarter of 2007, the Committee established three NIBT bonus levels: (i) a “threshold” level, below which no bonus would be paid; (ii) a “target” level; and (iii) a “stretch” level. The target NIBT bonus level was set at our internal budget. The Committee used its discretion to set the threshold and stretch NIBT bonus levels. The Committee also specified certain extraordinary items that may be excluded from the final bonus calculation (e.g., expenses associated with extraordinary transactions such as equity and debt offerings). If our actual NIBT figure for a given year falls between the three NIBT bonus levels, the bonus payout is calculated by interpolation. If our actual NIBT figure for a given year exceeds the stretch NIBT bonus level, the bonus payout is calculated by extrapolation. As described below, the target bonus percentage established for each named executive officer varies depending on the executive’s position in the organization and the executive’s responsibility for functions that directly contribute to the Company’s profitability.

Effective January 1, 2007, with his promotion to Senior Vice President and Chief Operating Officer, Mr. Oglesby joined the Company’s corporate office bonus plan. His annual target bonus was set by the Committee at 90% of his current base salary. On May 4, 2007, when Mr. Oglesby was promoted to President and CEO, the

Committee increased his target annual bonus to 100% of his base salary. Mr. Oglesby’s bonus for 2007 was calculated using the 100% target bonus and his annualized base salary of $825,000, which was in effect as of December 31, 2007.

In 2007, the Committee restructured Mr. Smith’s total targeted compensation. As a result, his total targeted cash compensation increased by 11.2%, assuming the NIBT bonus target level was met. The Committee increased his base salary by 18.1% and reduced his target bonus from 70% in 2006 to 60% in 2007. The Committee believes that the overall level of cash compensation is appropriate in view of his experience, responsibility, and the competitive data used by the Committee. Since Mr. Smith, as the Company’s Chief Financial Officer, is ultimately responsible for ensuring the accurate financial reporting of the Company, the Committee also concluded that a higher base salary and a smaller target bonus compensation arrangement are more appropriate for someone in his position.

In 2007, the Committee established a target annual bonus equal to 40% of annual base salary for Ms. Burgess and Messrs. Johnson and Hutchinson. The Committee believes that this target bonus percentage is appropriate for these named executive officers in light of their respective positions, skills, and experience, as well as the degree of responsibility assumed by Company executives at the Vice President level for aspects of the organization that impact the Company’s financial performance.

The percentage of base salary payable to each named executive officer at each NIBT bonus level for the 2007 fiscal year is as follows:

Named Executive Officer	Title	Threshold(1) $99mm	Target(1) $116.6mm		Stretch(1) $128mm		Actual $111.9mm	Actual $
Charles R. Oglesby	President & CEO	20%	100%		200%		79%	$651,750

Kenneth B. Gilman	Former President & CEO	20%	100%		20	%(2)	N/A	N/A

J. Gordon Smith	SVP & CFO	12%	60	%(3)	120%		47.4%	$308,100

Lynne A. Burgess	VP, General Counsel & Secretary	8%	40%		80%		31.6%	$115,340

Philip R. Johnson	VP Human Resources	8%	40%		80%		31.6%	$110,600

Brett A. Hutchinson	VP Controller	8%	40%		80%		31.6%	$86,900

(1)	The figures in this table represent the NIBT bonus levels set for the named executive officers (other than the CEO) by the Committee, upon the recommendation of the CEO. The CEO’s bonus levels are set in accordance with the terms of his employment agreement.

(2)	Pursuant to the terms of Mr. Gilman’s employment agreement, he did not receive a 2007 bonus payment upon his retirement on May 4, 2007.

(3)	Mr. Smith’s target bonus percentage was reduced from 70% in 2006 to 60% in 2007. Mr. Smith’s total base salary plus targeted bonus increased 11.2% from $935,000 to $1,040,000.

For 2007, the target NIBT bonus level was set at $116,600,000. The threshold NIBT bonus level was set at $99,000,000, or 85% of the target level. The stretch NIBT bonus level was set at $128,000,000, or 110% of the target level. After the Committee excluded from the final 2007 NIBT bonus calculation our expenses relating to the redemption of certain of our bonds, secondary offerings related to the sale of shares by our former controlling shareholders, and severance payments, and included the gain from an improvement in our tax rate, our actual 2007 NIBT for purposes of the annual cash bonus plan was $111,903,179 or 96% of the target amount. Therefore, the annual cash bonus awards for the named executive officers were paid out at a rate of 79% of the targeted amount. These amounts are reflected in the Summary Compensation Table on page 30 of this proxy statement.

Equity-Based Compensation

Our long-term equity plan supports the following several key compensation objectives:

•	to balance the short-term orientation of other compensation elements;

•	to focus executives on the achievement of long-term results;

•	to support the growth and profitability of each revenue source;

•	to allow key executives to accumulate retirement assets; and

•	to retain key management talent.

The Committee did not use a specific formula for allocating equity-based compensation as a part of total compensation. Instead, each individual’s position and responsibility was evaluated, and the Committee determined the appropriate level of long-term compensation for the fiscal year.

For the years 2002, 2003 and 2004, the equity compensation for the named executive officers was composed of annual grants of non-qualified stock options with three-year proportionate vesting and a ten-year term. The vesting schedule was established to balance the retention value of unvested options with the motivation of potential gains from options that have vested. The number of options granted to each executive was based upon the scope of his or her responsibilities.

The Committee discontinued the issuance of options to management in fiscal year 2005 and approved a new performance unit plan. Under this plan, each executive is awarded a target number of performance units, a percentage of which will be converted into shares of our stock at the end of a three-year period. The number of shares awarded is dependent upon the Company’s performance during that period and may be zero. In order to be eligible to convert performance units into equity, the executive must be an employee of the Company when the shares are issued. Because the performance unit plan requires the recipient of the performance units to both meet performance goals and remain employed until shares are issued, the Committee believes that the performance unit plan is more effective than the prior stock options plan in aligning the interests of management and shareholders and in promoting retention.

In establishing the target number of performance units granted to an executive, the Committee took into account the prevailing market price of our stock at the time of the grant and considered (i) the executive’s level in the Company and (ii) the degree of responsibility for functions that most directly contributed to our profitability.

The percentage of the target number of performance units that will be converted into equity at the end of the three-year performance period depends upon how our performance during that period compares with the performance objectives the Committee established at the time of the performance unit grant. These performance objectives were based upon our total shareholder return model, which targets a 12% to 15% (including dividends) annual shareholder return. The shareholder return model was composed of performance goals for income from continuing operations growth and the performance of each of the Company’s four revenue sources: (i) new vehicle revenue growth vs. peers; (ii) used vehicle revenue growth vs. peers; (iii) finance and insurance revenue growth; and (iv) fixed operations (parts ands service) gross profit. Our performance will be scored on a point system for each of the three years and for the full three-year period to determine the final share award. The total number of points earned will determine the final number of shares awarded to the executive. If we attain the target performance goal, 100% of the target number of performance units will be converted into the same number of shares of the Company’s common stock. If our performance exceeds (or falls below) the target performance goal, the percentage of the target number of performance units that will be converted into equity may exceed (or fall below) 100% of the target number of performance units. For the current outstanding performance unit grants, the total potential equity award ranges from 0% to 180% of the target number of performance units.

Except in the event of a change in control and in the event of the retirement of Mr. Oglesby, there is no provision for partial or accelerated payout to executives who are not employed when the shares are issued.

Dividends are an important part of our total shareholder return. We believe that performance unit holders and holders of restricted shares should benefit from dividends. Dividends on performance units granted in 2006 and subsequent years will be accrued and paid in cash when and if shares are issued. An executive who is not employed on the date that shares are issued will forfeit the right to receive payment for dividends. Dividends are paid quarterly on unvested restricted shares.

As the Committee considered the elimination of time-vested options in favor of performance units, we elected to make no equity grants during the calendar year 2005. However, recognizing that no option awards were granted in 2005, the Committee approved a performance unit grant in January 2006 covering the 2005 to 2007 performance period. A subsequent grant covering the 2006 to 2008 performance period was made in October 2006. Because these grants were not issued within the first 90 days of their respective calendar years, neither grant will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). We made the 2007 performance unit grant within the first quarter of 2007 to comply with Section 162(m).

In February 2007, the Committee awarded Mr. Johnson and Ms. Burgess a larger number of performance units than the number they received in 2006 in order to make that portion of their respective equity compensation package market competitive. Messrs. Oglesby, Smith and Hutchinson were also granted performance units at the same time that Mr. Johnson and Ms. Burgess received their respective grants of such units. In addition to the performance units granted in February 2007, in May 2007, (i) Mr. Oglesby received a grant of restricted stock as part of the compensation package negotiated under his employment agreement; and (ii) Messrs. Smith and Hutchinson each received a grant of restricted stock in order to make that portion of their respective equity compensation package market competitive. These grants of shares of restricted stock feature three-year proportionate vesting beginning on the first anniversary of such grant and include the right to receive quarterly dividend payments prior to vesting. The Committee decided that the equity compensation portion of certain of the named executive officers’ respective compensation packages should include a blend of restricted stock and performance units, as the non-performance based restricted stock complements and balances the performance units and enhances retention.

The target number of performance units and restricted shares granted to each executive for the 2007 fiscal year is detailed below:

Named Executive Officer	Title	Performance Units Granted	Restricted Stock Granted
Charles R. Oglesby	President & CEO	30,000	20,000
Kenneth B. Gilman	Former President & CEO	0	0
J. Gordon Smith	SVP & CFO	20,000	10,000
Lynne A. Burgess	VP, General Counsel & Secretary	15,000	0
Philip R. Johnson	VP Human Resources	10,000	0
Brett A. Hutchinson	VP Controller	5,000	2,500

On January 30, 2008, the Committee authorized the payment of shares related to the performance unit grants issued in January 2006 for the 2005 to 2007 performance period. These performance unit grants were exchanged for shares of our common stock pursuant to the terms of the 2002 Equity Incentive Plan and the 2005 performance unit grant document. For the purposes of the point system under the 2005 performance unit program, a total of 15 points (out of a maximum of 18 points available) were earned based on the Company’s degree of achievement of the five performance elements during the three-year performance period. The 15 points earned corresponded to a payout level of 125%, which entitled the named executive officers to receive 125% of the targeted number of shares.

The actual number of points earned for each performance element for the 2005 to 2007 performance period is detailed in the table below.

	Income from Continuing Operations	New Vehicles	Used Vehicles	F&I	Fixed Operations	Total
Maximum Points Available	4.5	3	3	3	4.5	18
Points Achieved	4.5	2	1	3	4.5	15

The number of shares issued to each named executive officer resulting from their grant of performance units for the 2005 to 2007 performance period is detailed in the table below.

Named Executive Officer	Title	Target number of Performance Units Granted	Asbury Shares Earned	Net Asbury Shares Issued(1)
Charles R. Oglesby	President & CEO	20,000	25,000	16,871
J. Gordon Smith	SVP & CFO	20,000	25,000	16,427
Lynne A. Burgess	VP, General Counsel & Secretary	5,000	6,250	3,859
Philip R. Johnson	VP Human Resources	5,000	6,250	3,855
Brett A. Hutchinson	VP Controller	2,000	2,500	1,399

(1)	To facilitate the appropriate withholding for the purposes of paying income taxes, the Company elected to reduce the number of shares issued to each named executive officer in the amount necessary to satisfy the tax withholding requirements.

Severance and Change in Control Agreements

Each of our named executive officers has either an employment agreement or a severance agreement. These agreements provide for certain benefits in the event of involuntary termination without cause and additional benefits in the event of a change in control. In addition, each executive agrees to certain confidentiality, non-compete, and non-solicitation provisions contained in his or her agreement.

At their point of hire, Ms. Burgess and Mr. Johnson executed severance agreements which provided for one year of base salary, a prorated bonus and benefits continuation. We considered the terms of these agreements as typical for executives in the positions of Ms. Burgess and Mr. Johnson. Furthermore, the terms of these agreements were negotiated to provide a sense of security for, and to help retain, Ms. Burgess and Mr. Johnson, who, at the time of their hire, were joining a very young company from larger, more established organizations where severance agreements were typical. Each of these respective agreements were modified on April 23, 2003 to include change of control provisions providing for three years of base salary, benefits continuation, and a prorated bonus if terminated within two years following a change of control of the Company. These modifications were negotiated at the beginning of the period when we were considering certain strategic options. Upon Mr. Smith’s commencement of employment on September 29, 2003, he received severance benefits identical to those provided for Ms. Burgess and Mr. Johnson because he is a similarly situated senior executive officer.

On April 31, 2001, Mr. Hutchinson executed a severance agreement with us which provided him with six months of base salary upon termination of employment. On August 1, 2005, in connection with certain strategic alternatives that were being considered by us, Mr. Hutchinson’s severance agreement was modified to provide for one year of base salary, benefits continuation and a prorated bonus upon certain eligible terminations of employment with the Company.

When Mr. Oglesby joined the Company in February 2000, his employment agreement provided that he would receive severance pay equal to one year of his base salary should he be terminated as an employee, except if he were terminated for cause. When Mr. Oglesby became President and Chief Executive Officer of our South

Region in August 2004, he entered into a new employment agreement which provided for the severance benefits, including severance pay equal to 200% of his base salary plus 200% of his target bonus upon certain eligible terminations of employment (or, in the event of such a termination following a change of control, 300% of his base salary plus 300% of his target bonus). These severance benefits were originally negotiated as a result of our desire to retain Mr. Oglesby at a time when he had received a competitive employment offer. As a result, the terms and provisions of Mr. Oglesby’s employment agreement, including the terms of his severance arrangement, were necessary to retain his services. These benefits were extended to the employment agreement that he executed in September 2006 when he accepted the position of Chief Operating Officer of the Company. When Mr. Oglesby was promoted to President and CEO on May 4, 2007, he entered into a new employment agreement which provided for the severance benefits detailed in the “Potential Payments Upon Termination” section of this proxy statement beginning on page 36, including severance pay equal to 200% of his base salary, 200% of his target bonus and a prorated bonus upon certain eligible terminations of employment.

The Committee believes that these agreements serve to retain these executives by providing security for unplanned termination of employment, with the exception of a termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of these severance agreements are important to retain these key people whose continued employment might be at risk in certain changes of control. The severance arrangements for Messrs. Oglesby, Smith, Johnson and Hutchinson and Ms. Burgess were not considered when establishing the elements of compensation discussed above.

For a more detailed summary of the severance benefits payable to the named executive officers upon termination or a change of control, see the section of this proxy statement entitled, “Potential Payments Upon Termination” beginning on page 36.

Section 162(m)

Section 162(m) generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid (not including amounts deferred) to the CEO and any one of the other four most highly compensated executive officers of a publicly held corporation, unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). While we intend to maximize the tax-efficiency of our compensation programs generally, we retain flexibility in the manner in which we award compensation to act in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible by reason of Section 162(m).

Conclusion

The Committee believes that its compensation policies which are detailed in this CD&A are effective tools to retain and motivate its named executive officers and to reward them based on their performance.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Members of the Compensation Committee

Janet M. Clarke (Chair)

Dennis E. Clements

John M. Roth

EXECUTIVE COMPENSATION

The following table shows compensation for fiscal years 2007 and 2006 for the CEO, the former CEO, the CFO and the three most highly compensated executive officers of the Company, other than the CEO and the CFO (collectively, the “named executive officers”), who were employed by the Company at the end of 2007. For a more detailed discussion about the compensation arrangements for these executive officers, see “Compensation Discussion and Analysis” on page 20 of this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary (1)			Bonus (2)		Stock Awards (3)		Option Awards (4)		Non-Equity Incentive Plan Compensation (5)		All Other Compensation			Total
Charles R. Oglesby President and Chief Executive Officer	2007 2006	$ $	781,731 650,000		$ $	0 150,000	$ $	897,750 302,233	$ $	96,889 223,625	$ $	651,750 604,961	$ $	153,911 16,640	(6) (7)	$ $	2,582,031 1,947,459

Kenneth B. Gilman Former-Chief Executive Officer	2007 2006	$ $	268,702 776,250	(8)	$ $	0 0	$ $	67,025 47,875	$ $	0 383,893	$ $	0 1,428,300	$ $	2,976,044 138,358	(9) (10)	$ $	3,311,771 2,779,676

J. Gordon Smith Senior Vice President and Chief Financial Officer	2007 2006	$ $	619,231 548,462		$ $	0 192,500	$ $	575,748 244,783	$ $	26,264 324,480	$ $	308,100 531,300	$ $	20,620 14,020	(11) (12)	$ $	1,549,963 1,855,545

Lynne A. Burgess Vice President, General Counsel and Secretary	2007 2006	$ $	355,769 333,462		$ $	0 67,000	$ $	192,412 61,196	$ $	7,879 33,957	$ $	115,340 184,920	$ $	14,120 14,020	(13) (12)	$ $	685,520 694,555

Philip R. Johnson Vice President-Human Resources	2007 2006	$ $	345,385 333,462		$ $	0 41,875	$ $	158,206 61,196	$ $	7,879 35,177	$ $	110,600 184,920	$ $	14,120 14,020	(13) (12)	$ $	636,190 670,650

Brett A. Hutchinson Vice President and Controller	2007 2006	$ $	270,192 240,000		$ $	0 24,375	$ $	97,453 25,627	$ $	2,626 11,726	$ $	86,900 103,500	$ $	15,745 14,020	(14) (12)	$ $	472,916 419,248

(1)	Base salary is the guaranteed element of a named executive officer’s total compensation. Individuals whose job responsibilities have a greater potential to affect company performance have a smaller proportion of their total compensation tied to salary and a greater proportion tied to the incentive-based annual cash bonus.

(2)	The figures in this column for fiscal year 2006 represent the portion of the Company’s annual cash bonus plan that was awarded on the basis of the named executive officer’s individual contribution to the Company’s annual financial objectives for that year. For every named executive officer except Mr. Gilman, 25% of the target annual cash bonus was determined by the individual contribution component of the plan. Pursuant to the terms of his employment agreement, Mr. Gilman’s annual cash bonus consisted entirely of the company performance component of the annual cash bonus plan, discussed in footnote 5 below. For a more detailed discussion of the individual contribution component of the annual cash bonus, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” on page 22 of the Company’s proxy statement filed with the Securities and Exchange Commission on March 30, 2007. See footnote 5 below for more detail about the bonus to Mr. Oglesby in 2006 referenced in this column.

In 2007, the Committee eliminated the individual contribution component of the annual cash bonus plan. As such, any awards of cash are reflected in the “Non-Equity Incentive Plan Compensation” column of this table, which element of compensation was based solely on the Company’s net income before taxes during the fiscal year. For an additional discussion of the annual cash bonus plan, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” on page 24 of this proxy statement.

(3)	The figures in this column represent the dollar amount of compensation costs recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal years ended December 31, 2007 and 2006, in connection with the Performance Awards (as defined in footnote (2) of the “Grants of Plan-Based Awards Table” on page 32 of this proxy statement) granted on January 11, 2006, October 23, 2006 and February 22, 2007, as well as Restricted Stock granted on May 4, 2007 pursuant to the 2002 Equity Incentive Plan. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in the Note 23 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, filed with the SEC on February 29, 2008, which is incorporated into this proxy statement by reference.

(4)	The figures in this column represent the dollar amount of compensation costs recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal year ended December 31, 2007, for stock options granted prior to the 2005 fiscal year pursuant to the 2002 Equity Incentive Plan and 1999 Option Plan. For a more detailed discussion of the assumptions used to determine the valuation of the option awards set forth in this column, please see a discussion of such valuation in the Note 23 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, filed with the SEC on February 29, 2008, which is incorporated into this proxy statement by reference.

(5)	The figures in this column for 2007 represent the amount payable under the annual cash bonus plan that is awarded on the basis of the Company’s performance, as measured by net income before taxes. The figures in this column for 2007 represent the entire cash bonus paid to the named executive officers. For a more detailed discussion of the annual cash bonus plan, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” on page 24 of this proxy statement.

The figures in this column for 2006 represent the portion of the Company’s annual cash bonus plan that is awarded on the basis of the Company’s performance, as measured by net income before taxes for each of the named executive officers, except Mr. Oglesby. This element of the annual cash bonus plan determined 100% of Mr. Gilman’s annual cash bonus and 75% of the target annual cash bonus of the other named executive officers. For a more detailed discussion of the individual contribution component of the annual cash bonus, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” on page 22 of the proxy statement filed with the SEC on March 30, 2007.

Mr. Oglesby received a cash bonus of $604,961 for 2006, which represented .5% of the net operating income for the South Region, plus a target bonus of 35% of his base salary based upon achievement of regional budgeted net operating income, pursuant to the South Region’s bonus plan. In addition, because of Mr. Oglesby’s increased responsibilities during 2006, the Company awarded him a discretionary cash bonus of $150,000. Effective January 1, 2007, Mr. Oglesby joined the corporate office bonus plan, and as of May 4, 2007, the date on which he became President and CEO, his bonus is determined by the terms of his employment agreement.

(6)	Represents (i) a reimbursement for legal fees in the amount of $21,625 incurred in the negotiation of Mr. Oglesby’s employment agreement, (ii) a tax gross-up of income of $15,951 related to the reimbursement for the legal fees described in (i) above, (iii) dividends amounting to $13,000 on unvested shares of restricted stock, (iv) a Company 401(k) plan match of $4,500, (v) an automobile allowance of $23,888, (vi) $45,639 paid for the use of an apartment leased by the Company, (vi) housing and living expenses, including a gym membership, of $4,401, and (vii) commuting expenses of $24,907.

(7)	Represents (i) a Company 401(k) plan match of $4,400, and (ii) the imputed income associated with the use of two demonstrator vehicles valued at $12,240.

(8)	Represents the base salary compensation for Mr. Gilman from January 1, 2007, until his retirement on May 4, 2007.

(9)	Represents (i) a reimbursement for medical and dental insurance claims of $38,585, (ii) a reimbursement for legal fees of $4,217 incurred in the negotiation of Mr. Gilman’s employment agreement, (iii) a tax gross-up of income of $39,194 in connection with the reimbursements detailed in (i) and (ii) above, (iv) a Company 401(k) plan match of $4,500, (v) a payment of $2,882,650 in connection with separation benefits paid upon his retirement on May 4, 2007, (vi) dividends amounting to $667 on unvested shares of restricted stock, and (vii) an automobile allowance of $6,231.

(10)	Represents (i) a reimbursement for medical and dental insurance claims of $34,077, (ii) a reimbursement of $8,063 representing 50% of the cost of the premium for a life insurance policy owned by Mr. Gilman, (iii) a reimbursement for legal fees in the amount of $13,385 incurred in the negotiation of Mr. Gilman’s employment agreement, (iv) a tax gross-up of income of $58,600 in connection with the reimbursements detailed in (i), (ii) and (iii) above, (v) a relocation tax gross-up of income of $1,833 for storage of household goods from initial relocation to New York in 2001 in connection with Mr. Gilman’s appointment as President and Chief Executive Officer of the Company, (vi) a Company 401(k) plan match of $4,400 and (vii) an automobile allowance of $18,000.

(11)	Represents (i) a Company 401(k) plan match of $4,500, (ii) dividends amounting to $6,500 for unvested shares of restricted stock, and (iii) an automobile allowance of $9,620.

(12)	Represents (i) a Company 401(k) plan match of $4,400, and (ii) an automobile allowance of $9,620.

(13)	Represents (i) a Company 401(k) plan match of $4,500, and (ii) an automobile allowance of $9,620.

(14)	Represents (i) a Company 401(k) plan match of $4,500, (ii) dividends amounting to $1,625, and (iii) an automobile allowance of $9,620.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Charles R. Oglesby	5/4/2007							20,000	$574,000
	2/22/2007	$165,000	$825,000	None
	2/22/2007				12,000	30,000	54,000		$809,400

Kenneth B. Gilman

J. Gordon Smith	5/4/2007							10,000	$287,000
	2/22/2007				8,000	20,000	36,000		$539,600
	2/21/2007	$78,000	$390,000	None

Lynne A. Burgess	2/22/2007				6,000	15,000	27,000		$404,700
	2/21/2007	$29,200	$146,000	None

Philip R. Johnson	2/22/2007				4,000	10,000	18,000		$269,800
	2/21/2007	$28,000	$140,000	None

Brett A. Hutchinson	5/4/2007							2,500	$71,750
	2/22/2007				2,000	5,000	9,000		$134,900
	2/21/2007	$22,000	$110,000	None

(1)	This column represents targeted payouts under the Company’s annual cash bonus plan for each named executive officer. Under the annual cash bonus plan, the percentage of base salary the named executive officer receives as a bonus depends upon the Company’s net income before taxes (“NIBT”). While the Company establishes both threshold and target bonus levels, it does not set a maximum payout because, there is no limit on the Company’s annual NIBT. For a more detailed discussion of this plan and the actual awards paid under this plan, please see “Compensation Discussion and Analysis—Annual Cash Bonus Plan” beginning on page 24 of this proxy statement.

(2)	On February 22, 2007, the Compensation Committee approved a grant of performance units (the “Performance Awards”) to certain key employees, including the named executive officers listed in the table above, except Mr. Gilman, as part of compensation for the fiscal year ended December 31, 2007. The Performance Awards were granted pursuant to the Company’s 2002 Equity Incentive Plan, as amended. Each grant of Performance Awards is evidenced by an agreement entered into as of February 22, 2007 between the Company and the award recipient. For a more detailed description of the Company’s performance unit program, see “Compensation Discussion and Analysis—Equity-Based Compensation” on page 26 of this proxy statement.

Each Performance Award provides an opportunity for the award recipient to receive a number of shares of the Company’s common stock based on the Company’s performance during a three-year period (the “Performance Cycle”) as measured against objective performance goals related to the Company’s income from continuing operations and the performance of each of the Company’s four revenue sources: (i) new vehicle revenue growth as compared to peer companies, (ii) used vehicle revenue growth as compared to peer companies, (iii) finance and insurance revenue growth and (iv) fixed operations gross profit. A targeted number of shares to be granted to the award recipient assuming the performance goals are met at the target level is established for each Performance Award. The actual number of shares earned by an award recipient may range from 0 to 180% of the target number of shares, depending upon achievement of the performance goals during the Performance Cycle. Dividends on the performance units underlying the Performance Awards will be accrued and paid in cash when and if shares are issued at the end of the Performance Cycle. The dividend will accrue at each then-current rate and will not be preferential.

(3)	On May 4, 2007, Messrs. Oglesby, Smith and Hutchinson were granted the number of shares in this column as set forth beside their name. These grants of shares of restricted stock feature three-year proportionate vesting beginning on May 4, 2008, the first anniversary of the date of the grants and include the right to receive quarterly dividend payments prior to vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Grant Date(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested(5)
Charles R. Oglesby	50,000		11/8/2004	$13.79	11/8/2014	20,000	$301,000	90,000	$1,354,500
	50,000		6/7/2004	$14.33	6/7/2014
	50,000		5/12/2003	$10.40	5/12/2013
	60,606		3/13/2002	$16.50	3/13/2012

Kenneth B. Gilman

J. Gordon Smith	35,800		6/7/2004	$14.33	6/7/2014	10,000	$150,500	60,000	$903,000
	100,000		11/10/2003	$16.76	11/10/2013

Lynne A. Burgess	15,000		6/7/2004	$14.33	6/7/2014	0	$0	25,000	$376,250
	5,000		5/12/2003	$10.40	5/12/2013

Philip R. Johnson	15,000		6/7/2004	$14.33	6/7/2014	0	$0	20,000	$301,000
	7,500		5/12/2003	$10.40	5/12/2013
	12,121		3/13/2002	$16.50	3/13/2012
	15,517		6/5/2000	$12.89	6/5/2010

Brett A. Hutchinson	5,000		6/7/2004	$14.33	6/7/2014	2,500	$37,625	10,000	$150,500
	2,500		5/12/2003	$10.40	5/12/2013
	4,545		3/13/2002	$16.50	3/13/2012
	3,879		7/11/2001	$12.89	7/11/2011
	3,879		4/26/1999	$12.89	4/26/2009

(1)	All information in the “Option Awards” portion of the table relates to nonqualified stock options. The Company has not granted any stock options since the fiscal year ended December 31, 2004.

(2)	Options become exercisable in three equal installments beginning on the first anniversary of the grant date. All of the options represented in this table are fully vested.

(3)	All information in the “Stock Awards” portion of the table relates to Performance Awards assuming a payout at the target level of performance, and shares of restricted stock granted by the Company.

(4)	Assumes a stock price of $15.05, the closing price of the Company’s common stock on December 31, 2007, the last trading day of fiscal year 2007.

(5)	Represents the aggregate payout value of performance units underlying the Performance Awards that have not yet vested calculated by multiplying (x) the target number of performance units by (y) $15.05, the closing price of the Company’s common stock on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Charles R. Oglesby
Kenneth B. Gilman	162,177	$1,666,369	(1)	3,333	(2)	$95,657	(2)
J. Gordon Smith	14,200	$204,196	(3)
Lynne A. Burgess	15,000	$308,700	(4)
Philip R. Johnson
Brett A. Hutchinson

(1)	Mr. Gilman was granted an option to acquire 162,177 shares of the Company’s common stock on March 12, 2004. This figure represents the value of the option had it been exercised on March 14, 2007. Instead, on March 14, 2007, rather than delivering payment of the exercise price to the Company, Mr. Gilman opted to receive from the Company the number of whole shares (rounded down to the nearest whole share) of the Company’s common stock having a Fair Market Value (as defined in, and as determined pursuant to, the Company’s 2002 Equity Incentive Plan) equal to the amount determined by multiplying (a) the difference obtained by subtracting the exercise price per share of such option ($17.18) from the Fair Market Value of a share of common stock on the date of exercise of such option ($27.47) by (b) the number of shares of common stock with respect to which the option would be exercised, less (c) the amount of income taxes owed as a result of such exercise divided by the Fair Market Value of a share of common stock on the date of the exercise of such option, pursuant to the terms of the 2002 Equity Incentive Plan. As a result, Mr. Gilman exchanged this option for 32,503 shares of the Company’s common stock.

(2)	These figures represent two-thirds of a grant of 5,000 shares of restricted stock issued to Mr. Gilman, and the dollar value realized upon the vesting of such shares. Pursuant to the terms of his separation arrangements outlined in that certain letter agreement dated February 13, 2007, the Company permitted the acceleration of these shares of restricted stock, which would have otherwise been cancelled after the date of Mr. Gilman’s retirement on May 4, 2007. Upon the acceleration of these shares to a vesting date of May 4, 2007, the Company issued to Mr. Gilman 1,595 fewer shares to pay for the taxes on such restricted stock. As a result, Mr. Gilman received a net of 1,738 shares of the Company’s common stock. For an additional discussion of Mr. Gilman’s separation arrangements, see footnote (1) to the table entitled “Severance Arrangements (No Change of Control)” on page 37.

(3)	This dollar amount represents the difference between the market price of the Company’s common stock on May 2, 2007, the date of exercise ($28.71), and the exercise price of the option ($14.33), multiplied by the number of shares exercisable (14,200).

(4)	This dollar amount represents the difference between the market price of the Company’s common stock on April 30, 2007, the date of exercise ($29.33), and the exercise price of the option ($8.75), multiplied by the number of shares exercisable (15,000).

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Charles R. Oglesby	$0		$0	$10,738	$0	$320,105
Kenneth B. Gilman	$0		$0	$17,095	$281,568	$0
J. Gordon Smith	$0		$0	$0	$0	$0
Lynne A. Burgess	$0		$0	$0	$0	$0
Philip R. Johnson	$99,646	(2)	$0	$15,387	$0	$354,604
Brett A. Hutchinson	$0		$0	$0	$0	$0

(1)	Our Wealth Accumulation Plan allows qualifying individuals to defer base salary and bonus payments to either in-service or retirement distributions. The named executive officers may defer up to 100% of their base salary and/or bonus payments under this Plan. The deferred assets are held in a rabbi trust and are invested on behalf of the Company’s participants in market investments managed by The Newport Group. In the event of termination of employment, all balances are paid out according to the terms of the Plan. We do not match deferrals by the named executive officers and we do not guarantee a minimum return. All gains and losses shown in the table above resulted from the investments selected by each participant. This Plan complies with regulations 409(a) of the Internal Revenue Code, as amended.

(2)	This figure represents the amount of Mr. Johnson’s contribution to our Wealth Accumulation Plan during 2007 and is included as part of his base salary in the Summary Compensation Table on page 30 of this proxy statement.

(3)	The figures in this column were not reported as compensation to the respective named executive officers in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION

As discussed in the CD&A, each of the named executive officers has either an employment contract or a severance agreement. The information below describes and quantifies certain compensation that would become payable under his or her agreement with the Company if the named executive officer’s employment was terminated on December 31, 2007, and, if applicable, is based on the Company’s closing stock price on that date.

On February 15, 2007, Mr. Gilman announced his plan to retire from his position as the Company’s President and CEO and also from is position as a director on the Company’s Board. Prior to his retirement, Mr. Gilman’s employment agreement provided that if he were terminated prior to a change in control (other than by the Company for good cause or by Mr. Gilman without good reason or due to Mr. Gilman’s death or total disability), he would receive severance pay from the Company equal to the present value of two years of his base salary, plus an amount equal to the total bonus, if any, actually earned by Mr. Gilman in the year preceding the year in which such termination occurred. If there was a change in control of the Company within three months after his termination date, the Company would pay Mr. Gilman 299% of the average annual base salary and bonus paid to Mr. Gilman over the previous five full calendar years less any severance already paid. In addition Mr. Gilman would have been entitled to receive continuation of his benefits for the period of time equal to the length of his severance. When Mr. Gilman’s benefit continuation ended, he would have been entitled to continue to participate in the Company’s medical insurance plan at his expense, which would have equaled the then-current COBRA rate billed to the Company for such medical insurance plan coverage. Mr. Gilman may have continued to participate in the Company’s medical insurance plan until the earliest of (i) Mr. Gilman’s becoming eligible for coverage under a similar plan of a subsequent employer; (ii) the Company’s failure to obtain coverage for Mr. Gilman under such plan with the applicable insurer of such plan; (iii) such arrangement becoming prohibited by law or regulation; or (iv) Mr. Gilman’s failure to comply with the Company’s payment requirements for continued participation in such plan.

Upon Mr. Gilman’s retirement on May 4, 2007, he received the following separation benefits: (i) a lump sum cash payment of approximately $2.9 million and (ii) the continued participation in the Company’s medical insurance plan, at his expense, at a cost equal to the then-current COBRA rate billed to the Company for such medical insurance plan coverage. In addition, pursuant to that certain letter agreement dated February 13, 2007, the Board approved an acceleration of 3,333 shares of unvested restricted stock of the Company, which was valued at approximately $95,657 assuming a stock price of $28.70, the closing price of the Company’s common stock on May 4, 2007. In total, Mr. Gilman received approximately $3.0 million in separation benefits upon his retirement.

In the event of Mr. Oglesby’s retirement, or termination by the Company for any reason other than death, disability or cause, or by Mr. Oglesby with good reason prior to a change of control, he will receive severance or retirement pay from the Company equal to 200% of his base salary paid over a period of twelve months, plus an amount equal to 200% the target bonus in effect as of the date of termination paid over the period of the next twelve months. In addition, Mr. Oglesby will receive an amount equal to the target bonus prorated for the percentage of the year that lapsed through the retirement or termination date in equal payments over the two-year payment period. Mr. Oglesby will also receive the continuation of his benefits for such two-year period. In the event termination by the Company occurs within two years following a change of control, or if Mr. Oglesby chooses to terminate his employment within 30 days following the first anniversary of a change of control, the Company will provide the payments and benefits described in the foregoing sentences, except that the amounts will be paid in a lump sum. Also, in the event of retirement or a change of control, Mr. Oglesby’s deferred compensation and all of his equity compensation will automatically vest and all of his stock options will remain exercisable for two years after his termination date, unless subject to earlier expiration under the terms of the applicable plan or award agreement governing such stock options.

Mr. Smith, Ms. Burgess and Mr. Johnson entered into severance agreements with the Company providing for one year of base salary, benefits continuation and a pro-rated bonus, if terminated without cause prior to a change in control. If the employment of any one of them is terminated without cause within two years following a change in control, as provided in their respective agreements, he or she is entitled to three years of base salary, a pro-rated bonus and benefits continuation. If any of their offices is relocated by more than 50 miles, their base salaries are reduced or duties or title are diminished, he or she may trigger the termination provisions of his or her agreement. Messrs. Smith and Johnson and Ms. Burgess are not entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

Mr. Hutchinson entered into a severance agreement with the Company providing for one year of base salary, benefits continuation and a pro-rated bonus, if terminated without cause. If his office is relocated by more than 50 miles, his base salary is reduced or duties or title is diminished, he may trigger the termination provisions of his agreement. Mr. Hutchinson is not entitled to severance in the event of termination due to death, disability, retirement, voluntary resignation or cause.

In addition to the severance benefits provided in the agreements of the named executive officers, upon a change of control the Company’s equity incentive plans provide for accelerated vesting of any unvested options and unvested shares of restricted stock, and an accelerated calculation and payout of the performance units that may be outstanding.

The following table details the severance obligations for each named executive officer if they were terminated on December 31, 2007. This table assumes that there has been no change in control.

Severance Arrangements

(No Change of Control)

Named Executive Officer(1)	Title	Severance Payout	Pro-Rated Bonus	Benefits Continuation
Charles R. Oglesby	President and CEO	$3,300,000	$825,000	$38,205
J. Gordon Smith	SVP & CFO	$650,000	$390,000	$20,620
Lynne A. Burgess	VP, General Counsel & Secretary	$365,000	$146,000	$10,587
Philip R. Johnson	VP Human Resources	$350,000	$140,000	$10,539
Brett A. Hutchinson	VP Controller	$275,000	$110,000	$10,206

(1)	On February 15, 2007, Mr. Gilman announced his retirement from his position as President and Chief Executive Officer of the Company and his retirement from the Company’s Board of Directors, both effective immediately following the Company’s 2007 Annual Meeting of Stockholders on May 4, 2007. Subject to certain conditions and pursuant to the terms of his employment agreement, Mr. Gilman was eligible for separation benefits, including (i) a lump sum cash payment of approximately $2.9 million and (ii) the continued participation in the Company’s medical insurance plan, at his expense at a cost equal to the then-current COBRA rate billed to the Company for such medical insurance plan coverage. In addition, the Board approved an acceleration of 3,333 shares of unvested restricted stock of the Company, which was valued at approximately $95,657 assuming a stock price of $28.70, the closing price of the Company’s common stock on May 4, 2007, 2007. In total, Mr. Gilman received approximately $3.0 million in separation benefits upon his retirement.

The following table details the change in control severance obligation of the named executive officers assuming a change in control and a termination of employment on December 31, 2007, and assuming a stock price of $15.05, the closing price of the Company’s common stock on that date. It should be noted that agreements for Messrs. Smith, Johnson and Hutchinson, and Ms. Burgess, are only triggered if a termination, as defined in their agreements, occurs within two years following a change in control.

Severance Arrangements

(Assuming Change of Control)

Named Executive Officer	Title	Severance Payout	Pro-Rated Bonus	Benefits Continuation	Option Acceleration(1)	Performance Unit/Restricted Stock Acceleration(2)
Charles R. Oglesby	President and CEO	$3,300,000	$825,000	$38,205	$0	$1,730,750
J. Gordon Smith	SVP & CFO	$1,950,000	$390,000	$61,860	$0	$1,128,750
Lynne A. Burgess	VP, General Counsel & Secretary	$1,095,000	$146,000	$31,761	$0	$395,063
Philip R. Johnson	VP Human Resources	$1,050,000	$140,000	$31,617	$0	$319,813
Brett A. Hutchinson	VP Controller	$275,000	$110,000	$10,206	$0	$195,650

(1)	Since all of the options granted to the named executive officers have vested, none of these options would accelerate upon a change of control. For more information concerning the options granted to the named executive officers, see the “Outstanding Equity Awards at Fiscal Year-End” table on page 33 of this proxy statement.

(2)	The amounts in this column represent the value of the Company’s common stock after conversion of Performance Awards that each respective named executive officer would receive upon a change of control of the Company and a subsequent termination of his or her employment, pursuant to the terms of the Performance Award grant agreement for each Performance Award.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The equity outstanding under the Company’s equity compensation plans, the weighted average exercise price of outstanding equity, and the number of securities remaining available for issuance, as of December 31, 2007, were as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Equity, Warrant and Rights (a)	Weighted Average Exercise Price of Outstanding Equity, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,705,016	$17.75	1,738,927
Equity compensation plans not approved by security holders(2)	44,081	$12.89	—

Total	1,749,097	$17.62	1,738,927

(1)	Includes stock options, performance units and restricted shares. The number of performance units reported in this table assumes that the Company attains the target performance goals associated with each respective issuance of Performance Awards. See “Compensation Discussion and Analysis—Equity-Based Compensation” for a discussion of the issuance of these Performance Awards and the attainment of targets performance goals under the Performance Awards.

(2)	The options reported in this row reflect issuances under the Company’s 1999 Option Plan (as defined below). There were 87,893 forfeitures of options and 930,585 options exercised as of December 31, 2007 under this Plan. Options that have been forfeited are not available for reissuance under the Company’s 1999 Option Plan and the Company does not intend to issue additional options under such Plan.

The Company’s 2002 Stock Option Plan was originally adopted by the Board on March 9, 2002. On February 25, 2003, the Board approved an amendment to the 2002 Stock Option Plan increasing the number of shares available for issuance under the 2002 Stock Option Plan from 1,500,000 to 4,750,000. The Company’s 2002 Stock Option Plan, as amended, was approved by the Company’s stockholders at the Company’s annual stockholders meeting on May 8, 2003, and renamed the Asbury Automotive Group, Inc. 2002 Equity Incentive Plan (referred to in this proxy statement as the “2002 Equity Incentive Plan”).

In January 1999, the Company adopted an option plan under which it issued non-qualified options granting the right to purchase limited liability company interests in the Company prior to its incorporation (the “1999 Option Plan”). Under the Company’s 1999 Option Plan, which was amended and restated effective December 1, 2001, the Company granted options to certain of its directors, officers, employees and consultants for terms and at exercise prices and vesting schedules set by the Compensation Committee. Prior to the Company’s initial public offering, options were issued under the Company’s 1999 Option Plan for the purchase of 3.51% of the limited liability company interests which were converted upon the Company’s initial public offering into options to purchase 1,072,738 shares of the Company’s common stock in accordance with the 1999 Option Plan. As of December 31, 2007, there were 44,081 unexercised options under the Company’s 1999 Option Plan, which represented less than 1% of the Company’s outstanding common stock. The Company does not intend to issue options under the Company’s 1999 Option Plan in the future, and the Company has not issued any options under the 2002 Equity Incentive Plan since the fiscal year ended December 31, 2004.

RELATED PERSON TRANSACTIONS

The Company has adopted a written Spending Approval Authority policy which establishes approval and spending authority levels and procedures with respect to certain related person transactions. This policy requires that such related person transactions be reviewed by our Chief Executive Officer, Chief Financial Officer and General Counsel, and submitted to the Board for approval. In addition, the Company’s written policies also require the approval of regional management and senior management, depending upon the size and nature of the transaction. In reviewing and approving related person transactions under these policies and procedures, management and the Board consider, among other things, the nature of the related person’s interest in the transaction; whether the related person has a direct or indirect material interest; the material terms of the transaction, including the amount and type of transaction; the significance of the transaction to the Company and to the related person; and whether or not the transaction is arms-length.

Related Person Transactions with Jeffrey I. Wooley

Mr. Wooley is employed as the Chairman of the Company’s subsidiary, Asbury Automotive Tampa, L.P. (“Asbury Tampa”) and serves as a member of the Board. The Company leases two properties used by the Company’s Florida Region for dealership lots and offices from Jeffrey I. Wooley for a monthly rental fee of $214,503.

Pursuant to an amended employment agreement effective as of March 31, 2005 with Asbury Tampa (the “Wooley Agreement”), Mr. Wooley receives an annual salary of $100,000, is entitled to the use of an office located at one of Asbury Tampa’s dealership locations and is reimbursed an additional $3,333 per month for administrative support. Mr. Wooley participates in all life insurance, medical insurance, disability insurance and other benefits that may be provided to the employees of Asbury Tampa, subject to the terms and eligibility requirements of the plan documents of each respective insurance or other benefit plan.

In addition to his salary, Mr. Wooley receives the use of four demonstrator vehicles, the use of which amounted to $30,939 of imputed income to him during 2007. For 2007, the Company paid an insurance premium of $1,854 for those demonstrator vehicles, which is included in the income imputed to him noted above.

If Mr. Wooley’s employment is terminated without cause or by Mr. Wooley for good reason prior to the fifth anniversary of the date of his employment agreement, Mr. Wooley shall continue to receive certain benefits and perquisites pursuant to the agreement through the fifth anniversary of the date of the agreement, which include, among other things:

i. life insurance, medical insurance, disability insurance and other benefits comparable to those provided to Asbury Tampa’s other senior executive officers and permitted under applicable law;

ii. paid vacation time;

iii. reimbursement for annual dues for membership in two country clubs selected by Mr. Wooley, which dues are not to exceed $20,000; and

iv. the use by Mr. Wooley and his family of four demonstrator vehicles selected from the inventory of the Asbury Tampa’s dealerships.

After the fifth anniversary of his employment agreement, Mr. Wooley may continue to participate in Asbury Tampa’s medical insurance plan at his own expense, subject to certain circumstances which may prevent such participation. Mr. Wooley is subject to a non-compete and non-solicit while an employee of, and for a certain period of time upon the termination of his employment with, Asbury Tampa.

Mr. Wooley receives no compensation from the Company for his services rendered as a director on the Board.

Mr. Wooley’s son, Jeffrey I. Wooley, Jr., is a Project Manager for J. O. Delotto & Sons, Inc. (“Delotto”), a construction firm engaged in remodeling work for two of the Company’s dealerships in Florida. During fiscal year 2007, the Company paid $336,712 to J.O. Delotto & Sons, Inc. for such work.

Other

From time to time, the Company’s directors and named executive officers purchase or lease vehicles at the Company’s dealerships that are valued over $120,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2007 with the Company’s management and Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2007. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, (Audit Committee Communications), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, as applied in its financial reporting.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from the Company, and has discussed with Deloitte & Touche LLP their independence from the Company and its management.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Submitted by the Members of the Audit Committee:

Philip F. Maritz (Chair)

Janet M. Clarke

Thomas C. DeLoach, Jr.

Eugene S. Katz

INDEPENDENT AUDITORS’ FEES

The following table summarizes the aggregate fees billed to the Company by the independent auditors:

	2007	2006
Audit Fees
Recurring Audit and Quarterly Reports	$1,835,500	$2,100,000
Registration Statements and Related Services	$284,500	$166,000
Expenses	$156,000	$152,000
Audit-Related Fees	$0	$35,000
All Other Fees	$0	$32,500

Total	$2,276,000	$2,485,500

Audit Fees

Audit fees are composed of fees for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended 2007 and 2006.

The audit fees also included fees associated with the audit of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Included in the 2007 audit fees are $311,600 of fees associated with comfort letters and various filings with the SEC, and also include $787,000 that had not been billed to the Company as of December 31, 2007. Included in the 2006 audit fees are $166,000 of fees associated with comfort letters and various filings with the SEC, and also include $452,000 that had not been billed to the Company as of December 31, 2006.

Audit-Related Fees

The aggregate fees of Deloitte & Touche LLP for professional services rendered for assurance and related services in connection with the audits of the Company’s annual financial statements for the fiscal year ended 2006 was $35,000. The audit-related fees in 2006 were related to the audit of one of the Company’s benefit plans.

Tax Fees

There were no tax fees billed by Deloitte & Touche LLP during 2007 and 2006.

All Other Fees

The aggregate fees of Deloitte & Touche LLP for professional services rendered for benefits consultation for 2006 was $32,500.

The Audit Committee of the Board has determined that the provision of other audit-related services is compatible with maintaining the principal accountant’s independence.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent auditor. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Pursuant to the requirements of the Sarbanes-Oxley Act, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s principal independent auditors for the year ending December 31, 2008, subject to ratification by the stockholders. Representatives from Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they desire to and to answer appropriate questions.

THE BOARD AND MANAGEMENT RECOMMEND YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

This proxy statement relates to the Company’s Annual Meeting of Stockholders for the calendar year 2008, which will take place on May 7, 2008. The Company currently expects that its 2009 Annual Meeting of Stockholders will be held in May 2009. In order to be eligible for inclusion in the Company’s proxy materials for the 2009 Annual Meeting, any stockholder proposal must be submitted in writing to the Company’s Corporate Secretary and received at the Company’s executive offices at 622 Third Avenue, 37th Floor, New York, New York 10017 by the close of business on November 20, 2008 or such later date as the Company may determine and announce in connection with the actual scheduling of the 2009 Annual Meeting. To be considered for presentation at the 2009 Annual Meeting, although not included in the Company’s proxy statement, any stockholder proposal must be received at the Company’s executive offices at the foregoing address not earlier than November 20, 2008 but on or before the close of business on December 20, 2008 or such later date as the Company may determine and announce in connection with the actual scheduling of the 2009 Annual Meeting. The procedure for nominating directors is described above under “Governance of the Company—Nomination of Directors.”

All stockholder proposals for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in the Company’s proxy materials), the Company’s Restated Certificate of Incorporation, the Company’s bylaws and Delaware law.

OTHER MATTERS

Management knows of no other matters to be brought before the 2008 Annual Meeting of Stockholders, but if other matters come before the meeting, the proxy holders intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

The Company will bear the expenses of preparing, printing and mailing the proxy materials to the stockholders. In addition, the Company will retain The Altman Group to aid in the broker search and the solicitation of proxies, for a fee of approximately $5,000, plus reasonable out-of-pocket expenses and disbursements. Officers and employees of the Company may request the return of proxies without additional compensation.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. The Company did not household materials for the annual meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the annual meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any stockholder at the same address. If you wish to receive a separate copy of the annual report and proxy statement, you may contact the Company’s Investor Relations Department (a) by mail at 622 Third Avenue, 37th Floor, New York, NY 10017, (b) by telephone at 212-885-2500, or (c) by e-mail at investor@asburyauto.com. You may also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the Company’s filings at the regional offices of the SEC or over the Internet at the SEC’s web site at www.sec.gov. Additional information can also be found on the Company’s web site at www.asburyauto.com. Information contained on any web site referenced in this proxy statement is not incorporated by reference in this proxy statement.

If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, please call or submit a request in writing to Investor Relations, Asbury Automotive Group, Inc., 622 Third Avenue, 37th Floor, New York, New York 10017, and the exhibits will be provided to you upon the payment of a nominal fee (which fee will be limited to the expenses the Company incurs in providing you with the requested exhibits).

ASBURY AUTOMOTIVE GROUP, INC.

622 Third Avenue, 37th Floor

New York, NY 10017

ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2008, 9:00 A.M.

The undersigned hereby appoints Lynne A. Burgess and Philip R. Johnson, and each or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Asbury Automotive Group, Inc. (“Asbury”), as marked on the reverse side, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, May 7, 2008, at 9:00 a.m., local time, at The Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York, and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. As of March 20, 2008, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned hereby acknowledges receipt from Asbury prior to execution of this proxy of a Notice of Annual Meeting of Stockholders and Proxy Statement dated March 20, 2008 and the 2007 Annual Report to Stockholders.

PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

(Continued and to be voted on the reverse side.)

Electronic Voting Instructions:

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secure website

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada &

       Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

☐	Mark this box with an X if you have made
Changes to your name and address details above.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

A. Proposals – The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1. Election of Directors:		FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
Nominees:	(01) Juanita T. James	☐	☐	2. Ratification of appointment of Deloitte & Touche LLP as Asbury’s independent public accountants for the year ending December 31, 2008	☐	☐	☐

	(02) Vernon E. Jordan, Jr.	☐	☐

	(03) Eugene S. Katz	☐	☐	Mark this box with an X if you plan to attend the Annual Meeting.			☐

	(04) Charles R. Oglesby	☐	☐

B. Non-Voting Items Change of Address – Please print new address below.

C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Note: Please sign card exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign.

          When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date(mm/dd/yyyy)	Signature:	Signature: